UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the
Securities Exchange Act of 1934

Filed by the Registrant [X]
Filed by a Party other than the Registrant [ ]

Check the appropriate box:
[ ]	Preliminary Proxy Statement
[ ]	Confidential, For Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
[X]	Definitive Proxy Statement
[ ]	Definitive Additional Materials
[ ]	Soliciting Material Under §240.14a-12

CABELA’S INCORPORATED
(Name of Registrant as Specified In Its Charter)

Not applicable
(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):
[X]	No fee required
[ ]	Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.
	1)	Title of each class of securities to which transaction applies:

	2)	Aggregate number of securities to which transaction applies:

	3)	Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

	4)	Proposed maximum aggregate value of transaction:

	5)	Total fee paid:

[ ]	Fee paid previously with preliminary materials.
[ ]
Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

	1)	Amount previously paid:

	2)	Form, Schedule or Registration Statement No.:

	3)	Filing Party:

	4)	Date Filed:

April 22, 2014

Dear Fellow Shareholder:

     You are cordially invited to attend our Annual Meeting of Shareholders on Wednesday, June 4, 2014, at 10:00 a.m. Mountain Time, at Sidney High School, 1122 19th Avenue, Sidney, Nebraska 69162.

     Details of the business to be conducted at the Annual Meeting are set forth in the accompanying Notice of Annual Meeting of Shareholders and Proxy Statement. At the meeting, we also will discuss our results for the past year and answer your questions.

     We are pleased to take advantage of the Securities and Exchange Commission rule that allows us to furnish proxy materials to our shareholders over the Internet. On April 22, 2014, we mailed a Notice of Internet Availability of Proxy Materials to our shareholders of record and beneficial owners as of April 7, 2014, which contains instructions for our shareholders’ use of this process, including how to access our Proxy Statement and Annual Report and how to vote on the Internet. On the date of mailing of the notice, all shareholders and beneficial owners will have the ability to access all of the proxy materials on a website referred to in the notice. These proxy materials will be available free of charge.

     The Notice of Internet Availability of Proxy Materials also contains instructions to allow you to request copies of the proxy materials to be sent to you by mail.

     Whether or not you plan to attend the Annual Meeting, we encourage you to vote on the matters presented. You may vote your proxy via the Internet. If you request a printed copy of your proxy materials, you may also vote by telephone or by mail by signing, dating, and returning your proxy card in the envelope provided. If you decide to attend the Annual Meeting, you will be able to vote in person, even if you have previously submitted your proxy.

     Thank you for your continued support and interest in Cabela’s.

Sincerely,

Thomas L. Millner President and Chief Executive Officer

CABELA’S INCORPORATED
ONE CABELA DRIVE
SIDNEY, NEBRASKA 69160

NOTICE OF ANNUAL MEETING OF SHAREHOLDERS
TO BE HELD JUNE 4, 2014

     The 2014 Annual Meeting of Shareholders (the “Annual Meeting”) of Cabela’s Incorporated (the “Company”) will be held at Sidney High School, 1122 19th Avenue, Sidney, Nebraska 69162, on Wednesday, June 4, 2014, at 10:00 a.m. Mountain Time. The purposes of the Annual Meeting are to:

1.	Elect the ten directors named in the accompanying Proxy Statement;

2.	Ratify the appointment of Deloitte & Touche LLP as the Company’s independent registered public accounting firm for fiscal 2014;

3.	Hold an advisory vote on executive compensation as disclosed in the accompanying Proxy Statement; and

4.	Transact such other business as may properly come before the meeting or any adjournment thereof.

     Each outstanding share of the Company’s common stock entitles the holder of record at the close of business on April 7, 2014, to receive notice of, and to vote at, the Annual Meeting. Shares of the Company’s common stock can be voted at the Annual Meeting in person or by valid proxy.

     A list of all shareholders entitled to vote at the Annual Meeting will be available for examination at the Company’s Corporate Headquarters located at One Cabela Drive, Sidney, Nebraska 69160 for ten days before the Annual Meeting between 8:00 a.m. and 5:00 p.m. Mountain Time and during the Annual Meeting.

     Whether or not you plan to attend the Annual Meeting, we encourage you to vote your shares by proxy. This will ensure the presence of a quorum at the Annual Meeting. A website address with instructions on how to vote your proxy via the Internet is included on your Notice of Internet Availability of Proxy Materials. If you request a printed copy of your proxy materials, you may also vote by telephone or by mail by signing, dating, and returning your proxy card in the envelope provided. Voting now will not limit your right to change your vote or to attend the Annual Meeting.

By order of the Board of Directors,

Brent LaSure Secretary

April 22, 2014

CABELA’S INCORPORATED
ONE CABELA DRIVE
SIDNEY, NEBRASKA 69160

PROXY STATEMENT FOR ANNUAL MEETING OF SHAREHOLDERS
TO BE HELD JUNE 4, 2014

     This Proxy Statement is furnished in connection with the solicitation of proxies by the Board of Directors of the Company (the “Board”) from the holders of shares of common stock of Cabela’s Incorporated to be voted at the Annual Meeting of Shareholders to be held on Wednesday, June 4, 2014, at 10:00 a.m. Mountain Time at Sidney High School, 1122 19th Avenue, Sidney, Nebraska 69162 (the “Annual Meeting”).

     Under the rules and regulations of the Securities and Exchange Commission (the “SEC”), instead of mailing a printed copy of our proxy materials to each shareholder of record or beneficial owner of our common stock, we are furnishing proxy materials, which include our Proxy Statement and Annual Report, to our shareholders over the Internet and providing a Notice of Internet Availability of Proxy Materials (“Notice of Internet Availability”) by mail. You will not receive a printed copy of the proxy materials unless you request to receive these materials in hard copy by following the instructions provided in the Notice of Internet Availability. Instead, the Notice of Internet Availability will instruct you how you may access and review all of the important information contained in the proxy materials. The Notice of Internet Availability also instructs you how you may submit your proxy via the Internet. If you received a Notice of Internet Availability by mail and would like to receive a printed copy of our proxy materials, you should follow the instructions for requesting such materials included in the Notice of Internet Availability.

     The Notice of Internet Availability was first mailed to shareholders entitled to vote at the Annual Meeting on or about April 22, 2014.

     The terms “we,” “our,” “us,” “Cabela’s,” or the “Company” refer to Cabela’s Incorporated and its subsidiaries.

VOTING INFORMATION

     What is the purpose of the Annual Meeting?

     At the Annual Meeting, shareholders will act on the matters outlined in the accompanying Notice of Annual Meeting of Shareholders. In addition, management will report on the performance of Cabela’s during fiscal 2013 and respond to questions from shareholders.

     Who may vote?

     You may vote at the Annual Meeting if you owned shares of our common stock at the close of business on April 7, 2014 (the “Record Date”). You are entitled to one vote on each matter presented at the Annual Meeting for each share of common stock you owned on the Record Date. As of the Record Date, there were 71,009,175 shares of our common stock issued and outstanding.

     Who counts the votes?

     Votes at the Annual Meeting will be tabulated by a representative of Wells Fargo Shareowner Services, who will serve as the Inspector of Elections, and the results of all items voted upon will be announced at the Annual Meeting.

     Who can attend the Annual Meeting?

     All shareholders as of the close of business on the Record Date, or their duly appointed proxies, may attend the Annual Meeting, and each may be accompanied by one guest. Registration and seating will begin at 9:30 a.m. Mountain Time. The use of cameras, recording devices, cell phones, and other electronic devices is strictly prohibited at the Annual Meeting.

     Please note that if you hold your shares in “street name” (that is, through a broker or other nominee) you will need to bring a copy of a brokerage statement reflecting your stock ownership as of the Record Date and check in at the registration desk at the Annual Meeting.

     What constitutes a quorum?

     The presence at the meeting, in person or by proxy, of the holders of a majority of the shares of common stock issued and outstanding on the Record Date will constitute a quorum, permitting Cabela’s to conduct its business at the Annual Meeting. Abstentions and broker non-votes will be counted for the purpose of determining whether a quorum is present. A “broker non-vote” occurs if you do not provide the record holder of your shares with voting instructions on a matter and the holder is not permitted to vote on the matter without instructions from you.

     What vote is required for adoption or approval of each matter to be voted on?

Proposal	Vote Required	Board’s Recommendation
Election of Directors	Majority of the votes cast “For” or	“For” each director nominee
	“Against” (for each director nominee)	named in this Proxy Statement
Ratification of	Majority of the shares present in	“For” the ratification of the
Independent Registered	person or represented by proxy and	appointment of Deloitte &
Public Accounting Firm	entitled to vote	Touche LLP
Advisory Vote on	Majority of the shares present in	“For” the resolution approving
Executive Compensation	person or represented by proxy and	the compensation paid to our
	entitled to vote	Named Executive Officers

     What are my choices for casting my vote on each matter to be voted on?

			Broker	Effect of
		Effect of	Discretionary	Broker
Proposal	Voting Options	Abstentions	Voting Allowed?	Non-Votes
Election of	“For,” “Against,” or	No effect – not	No	No effect
Directors	“Abstain” (for each	counted as a
	director nominee)	“vote cast”
Ratification of	“For,” “Against,” or	Treated as a	Yes	Not applicable
Independent	“Abstain”	vote “Against”
Registered Public		the proposal
Accounting Firm
Advisory Vote	“For,” “Against,” or	Treated as a	No	No effect
on Executive	“Abstain”	vote “Against”
Compensation		the proposal

     How do I vote?

     You can vote on a matter to come before the Annual Meeting in two ways:

  You can attend the Annual Meeting and cast your vote in person; or

  You can vote by proxy.

     Written ballots will be available at the Annual Meeting if you wish to vote at the Annual Meeting. However, if your shares are held in the name of your broker, bank, or other nominee, and you want to vote in person, you will need to obtain a legal proxy from the institution that holds your shares indicating that you were the beneficial owner of the shares on the Record Date.

     If you vote by proxy, we will vote your shares according to your instructions, or if you provide no instructions, according to the recommendation of the Board.

     If you choose to vote by proxy, you may do so using the Internet, or, if you request a printed copy of your proxy materials, by telephone or by mail. Each of these procedures is more fully explained below. Even if you plan to attend the Annual Meeting, the Board recommends that you vote by proxy.

     Via the Internet – Shareholders can simplify their voting by voting their shares via the Internet as instructed in the Notice of Internet Availability. Internet voting facilities for shareholders of record are available 24 hours a day and will close at 11:59 p.m. Central Time on June 3, 2014. If you vote via the Internet, you may incur costs such as telephone and Internet access fees for which you will be responsible. If you received a proxy card in the mail but choose to vote via the Internet, you do not need to return your proxy card.

     By Telephone – The Notice of Internet Availability includes a toll-free number you can call to request printed copies of your proxy materials. The printed proxy materials include a different toll-free number you can call for voting. Telephone voting facilities for shareholders of record are available 24 hours a day and will close at 11:59 p.m. Central Time on June 3, 2014. If you received a proxy card in the mail but choose to vote by telephone, you do not need to return your proxy card.

     By Mail – Shareholders who receive a proxy card may elect to vote by mail and should complete, sign, and date their proxy card and mail it in the pre-addressed envelope that accompanies the delivery of a proxy card. Proxy cards submitted by mail must be received by the time of the Annual Meeting in order for your shares to be voted.

     If you participate in the Company’s 401(k) Savings Plan (the “401(k) Plan”) and have contributions invested in the Company’s common stock as of the Record Date, you will receive a Notice of Internet Availability prior to the Annual Meeting. This notice will contain instructions on how, via the Internet, you can direct the trustee of the 401(k) Plan to vote your shares of common stock held in the 401(k) Plan. If you request a printed copy of your proxy materials, you may also vote your shares of common stock held in the 401(k) Plan by telephone or by mail by signing, dating, and returning your proxy card in the envelope provided. If your proxy is not received by our transfer agent by May 30, 2014, your shares of common stock held in the 401(k) Plan will not be voted and will not be counted as present at the meeting.

     Can I revoke my proxy?

     Yes, you can revoke your proxy if your shares are held in your name by:

  Filing a written notice of revocation with our Secretary before the Annual Meeting;

  Providing subsequent Internet or telephone instructions;

  Delivering a valid proxy card bearing a later date; or

  Voting in person at the Annual Meeting.

     Who will bear the cost of this proxy solicitation?

     We will bear the cost of solicitation of proxies. This includes the charges and expenses of preparing, assembling, and mailing the Notice of Internet Availability, Proxy Statement, and other soliciting materials and the charges and expenses of brokerage firms and others for forwarding solicitation materials to beneficial owners of our issued and outstanding common stock. Proxies will be solicited by mail, and may be solicited personally by directors, officers, or our employees, who will not receive any additional compensation for any such services.

PROPOSAL ONE –
ELECTION OF DIRECTORS

     All of our directors are subject to annual election. Our Amended and Restated Bylaws require that in order to be elected, a director nominee must receive a majority of the votes cast with respect to such nominee in uncontested elections (the number of shares voted “for” a director nominee must exceed the number of votes cast “against” that nominee). Each of our director nominees is currently serving on the Board. If a nominee who is currently serving as a director is not reelected, Delaware law provides that the director would continue to serve on the Board as a “holdover director.” Under our Amended and Restated Bylaws and Corporate Governance Guidelines (our “Governance Guidelines”), each director submits an advance, contingent, irrevocable resignation that the Board may accept if shareholders do not elect the director. In that situation, our Nominating and Corporate Governance Committee would make a recommendation to the Board about whether to accept or reject the resignation, or whether to take other action. The Board would act on the Nominating and Corporate Governance Committee’s recommendation and publicly disclose its decision and the rationale behind it within 90 days from the date that the election results were certified.

     Unless authority is withheld, proxies will be voted “for” the nominees listed and, in the event any nominee is unable to serve as a director, will be voted “for” any substitute nominee proposed by the Board.

     The Nominating and Corporate Governance Committee works with the Board on a regular basis to determine the appropriate characteristics, skills, and experience for the Board as a whole and its individual members with the objective of having a Board with diverse backgrounds and appropriate experience. In evaluating the suitability of individual Board members, the Board takes into account many factors, including general understanding of marketing, finance, and other disciplines relevant to the success of a growing publicly-traded company in today’s business environment, understanding of the Company’s business, educational and professional background, personal accomplishment, and gender, age, and ethnic diversity. The Board evaluates each individual in the context of the Board as a whole, with the objective of recommending a group that can best perpetuate the success of the Company’s business and represent shareholder interests through the exercise of sound judgment, using its diversity of experience. In determining whether to recommend a director for reelection, the Nominating and Corporate Governance Committee also considers the director’s past attendance at meetings and participation in and contributions to the activities of the Board.

     All of our directors bring to the Board a wealth of executive leadership experience derived from their service as executives and, in many cases, chief executive officers and chairs of large companies. Our Governance Guidelines regarding directors require that each individual director possess all of the following characteristics: integrity and accountability; informed judgment; financial literacy; mature confidence; high performance standards; passion; and creativity. Below we identify and describe the key experience, qualifications, and skills our directors bring to the Board that are important in light of our businesses and structure. The directors’ experiences, qualifications, and skills that the Board considered in their renominations are included in their individual biographies.

  Management and Leadership Experience. We believe that directors with experience in significant leadership positions over an extended period, especially chief executive officer or president positions, provide the Company with special insights. These people generally possess extraordinary leadership qualities and the ability to identify and develop those qualities in others. They demonstrate a practical understanding of organizations, processes, strategy, risk management, and the methods to drive change and growth.

  Financial Expertise. We believe that an understanding of finance and financial reporting processes is important for our directors. We measure our operating and strategic performance by reference to financial metrics. We seek to have a number of directors who qualify as audit committee financial experts, and we expect all of our directors to be financially literate.

  Industry Experience. We seek to have directors with experience as executives or directors in retail, direct marketing, and financial services businesses.

  Marketing Experience. We seek to organically grow our retail, direct, and financial services businesses. Therefore, marketing expertise is important to us.

  Outside Board Experience. We believe that an understanding of different business processes, challenges, and strategies is important for our directors. We seek to have a number of directors who have gained this understanding through serving as directors of other companies.

     Theodore M. Armstrong, 74, has been a director since December 2004. Mr. Armstrong served as Senior Vice President-Finance and Administration and Chief Financial Officer of Angelica Corporation from 1986 to his retirement in February 2004, and as a consultant to Angelica thereafter. Angelica Corporation is a leading provider of textile rental and linen management services to the U.S. healthcare market. Mr. Armstrong also served as a director and Chair of the Audit Committee of UMB Financial Corporation from 2005 to April 2011.

Director Qualifications:

  Financial Expertise – former Chief Financial Officer of Angelica Corporation; former Chair of the Audit Committee of UMB Financial Corporation; audit committee financial expert

  Industry Experience – former member of UMB Financial Corporation’s Board of Directors; director of the Company since 2004

  Outside Board Experience – former director of UMB Financial Corporation

     James W. Cabela, 74, is our co-founder and has served on our Board since our incorporation in 1965. Mr. James W. Cabela has been our Chairman since June 2013. Since our founding, Mr. James W. Cabela has been employed by us in various capacities and was our President until July 2003. Mr. James W. Cabela served as a Vice Chairman from 1996 to June 2013.

Director Qualifications:

  Management and Leadership Experience – current Chairman of the Company; former President of the Company; former Vice Chairman of the Company

  Industry Experience – co-founder of the Company; director of the Company since 1965

  Marketing Experience – innovator in the direct marketing of outdoor gear

     John H. Edmondson, 70, has been a director since October 2007. Mr. Edmondson served as Chief Executive Officer and a director of West Marine, Inc., the country’s largest specialty retailer of boating supplies and accessories, from December 1998 until his retirement in January 2005. Prior to joining West Marine, he served as Chief Executive Officer of Duty Free Americas, Inc. Mr. Edmondson also serves as a director of Vitamin Shoppe, Inc.

Director Qualifications:

  Management and Leadership Experience – former Chief Executive Officer of West Marine, Inc.; former Chief Executive Officer of Duty Free Americas, Inc.

  Financial Expertise – member of the Audit Committee of Vitamin Shoppe; audit committee financial expert

  Industry Experience – former Chief Executive Officer of specialty retailer; member of Board of Directors of specialty retailer and direct marketer of vitamins and supplements; director of the Company since 2007

  Outside Board Experience – Vitamin Shoppe

     John Gottschalk, 70, has been a director since July 2004. Mr. Gottschalk served as Chairman of the Omaha World-Herald Company from 1989 to December 2011 and as a member of its board of directors from 1980 to December 2011. Mr. Gottschalk served as Chief Executive Officer of the Omaha World-Herald Company from 1989 to December 2007. The Omaha World-Herald Company publishes the Omaha World-Herald newspaper and, through its subsidiaries, owns and operates other newspapers, engages in direct marketing, and held interests in other diversified businesses. Mr. Gottschalk also serves as a director of McCarthy Group and Pacific Mutual Holding Company.

Director Qualifications:

  Management and Leadership Experience – Chairman of Omaha World-Herald Company from 1989 to December 2011; Chief Executive Officer of Omaha World-Herald Company from 1989 to December 2007

  Financial Expertise – audit committee financial expert

  Industry Experience – former Chief Executive Officer of a company that engages in direct marketing; director of the Company since 2004

  Outside Board Experience – Pacific Mutual Holding Company; McCarthy Group; former director of Omaha World-Herald Company

     Dennis Highby, 65, has been a director since July 2003. Mr. Highby served as a Vice Chairman from April 2009 to March 2014. From July 2003 to March 2009, Mr. Highby was our President and Chief Executive Officer (“CEO”). Mr. Highby was employed by us from 1976 to March 2014 and held various management positions, including Merchandise Manager, Director of Merchandising, and Vice President. He held the position of Vice President from 1996 to July 2003.

Director Qualifications:

  Management and Leadership Experience – served as our CEO from July 2003 to March 2009; former Vice Chairman of the Company

  Industry Experience – 38 years of employment by the Company, during which he held a series of senior management positions; director of the Company since 2003

  Marketing Experience – many years of experience in the marketing and promotion of outdoor products through direct and retail channels

     Reuben Mark, 75, has been a director since July 2004. Mr. Mark served as Chairman of the Board of Colgate-Palmolive Company from 1986 to December 2008. Mr. Mark served as Chief Executive Officer of Colgate-Palmolive from 1984 to July 2007. Mr. Mark joined Colgate-Palmolive in 1963 and held a series of senior management positions in the United States and overseas before being appointed Chief Executive Officer. Mr. Mark served as a director of Time Warner Inc. from 1993 to May 2009, Pearson plc from 1990 to 2006, and Citigroup Inc. from 1996 to 2003.

Director Qualifications:

  Management and Leadership Experience – Chief Executive Officer of Colgate-Palmolive from 1984 to July 2007

  Financial Expertise – former member of the Audit Committees of Citigroup, Pearson, and Time Warner; audit committee financial expert

  Industry Experience – former director of Citigroup; director of the Company since 2004

  Marketing Experience – former Chief Executive Officer of a global consumer products company

  Outside Board Experience – former director of Citigroup, Colgate-Palmolive, Pearson, and Time Warner

     Michael R. McCarthy, 62, has been a director since 1996. Mr. McCarthy has served as a director and Chairman of McCarthy Group since 1986. McCarthy Group is a private equity firm. Mr. McCarthy also serves as a director of Union Pacific Corporation and Peter Kiewit Sons’, Inc.

Director Qualifications:

  Management and Leadership Experience – Chairman of McCarthy Group

  Financial Expertise – member of the Audit Committee of Union Pacific; determined to be audit committee financial expert by Union Pacific’s Board of Directors; founder of private equity firm

  Industry Experience – director of the Company since 1996

  Outside Board Experience – McCarthy Group; Union Pacific; and Peter Kiewit Sons’

     Thomas L. Millner, 60, has been our President and CEO and a director since April 2009. Mr. Millner was the Chief Executive Officer of Remington Arms Company, Inc., a leading manufacturer of firearms and ammunition, from April 1999 until March 2009 and was a director of Remington from June 1994 until March 2009. From December 2008 until March 2009, Mr. Millner also served as Chief Executive Officer of Freedom Group, Inc., a holding company which directly or indirectly owns Remington and related companies. Mr. Millner served as President of Remington from May 1994 to May 2007. Mr. Millner also serves as a director of Best Buy Co., Inc. Mr. Millner served as a director of Stanley Furniture Company, Inc. from 1999 to March 2011 and Lazy Days’ R.V. Center, Inc. from 2005 to June 2009.

Director Qualifications:

  Management and Leadership Experience – current President and CEO; Chief Executive Officer of Remington from April 1999 to March 2009

  Financial Expertise – former member of the Audit Committee of Stanley Furniture Company; determined to be audit committee financial expert by Stanley Furniture’s Board of Directors

  Industry Experience – current President and CEO; director of the Company since 2009

  Outside Board Experience – Best Buy; former director of Stanley Furniture and Lazy Days’ R.V. Center

     Donna M. Milrod, 46, has been a director since February 2014. Ms. Milrod has served as the Chief Administrative Officer of The Depository Trust & Clearing Corporation (“DTCC”) since October 2012, with responsibilities for DTCC’s finance, operations, regulatory relations, business continuity, vendor management, and security functions. As the leading post-trade market infrastructure for the global capital markets, DTCC provides clearing, settlement, and information services for equities, corporate and municipal bonds, government and mortgage-backed securities, money market instruments, and over-the-counter derivatives for thousands of institutions worldwide. Prior to joining DTCC, Ms. Milrod served as Deputy Chief Executive Officer of Deutsche Bank North America (“DBA”) from 2009 to October 2012. In addition, Ms. Milrod was head of Deutsche Bank’s Regional Oversight & Strategy Group where she established DBA’s Independent Control Office to enhance the company’s control and governance infrastructure and oversee the day-to-day relationships with its numerous regulators. Ms. Milrod joined Deutsche Bank in September 1999 and held a number of other senior positions at the company, including Assistant Treasurer of the Americas.

Director Qualifications:

  Management and Leadership Experience – current Chief Administrative Officer of DTCC; former Deputy Chief Executive Officer of DBA

  Financial Expertise – Chief Administrative Officer of DTCC; former Deputy Chief Executive Officer of DBA

  Industry Experience – former Deputy Chief Executive Officer of DBA

     Beth M. Pritchard, 67, has been a director since March 2011. Ms. Pritchard has served as a principal and strategic advisor for Sunrise Beauty Studio, LLC since 2009. Sunrise Beauty Studio develops and manufactures third party personal care and fragrance products for major retailers. Ms. Pritchard also has served as North American Advisor to M.H. Alshaya Co., a diverse franchisee group based in the Middle East, since 2009. From 2006 to 2009, Ms. Pritchard was the President and Chief Executive Officer and subsequent Vice Chairman of Dean & DeLuca, Inc., a retailer of gourmet and specialty foods. Ms. Pritchard was the President and Chief Executive Officer of Organized Living, Inc., a retailer of home and office storage and organization products, from 2004 to 2005, when it filed a reorganization petition under chapter 11 of the Bankruptcy Code and was subsequently liquidated. From 1991 to 2003, Ms. Pritchard was an executive with Limited Brands, Inc., a specialty retailer, serving as President and Chief Executive Officer of Bath & Body Works. Ms. Pritchard also serves as a director of Vitamin Shoppe, Inc., Zale Corporation, and Loblaw Companies Limited. She served as a director of Shoppers Drug Mart Corporation from 2012 until March 2014, Ecolab Inc. from 2004 to 2010, Borders Group, Inc. from 2000 to 2007, and Albertson’s, Inc. from 2004 to 2006.

Director Qualifications:

  Management and Leadership Experience – President and Chief Executive Officer and subsequent Vice Chairman of Dean & DeLuca from 2006 to 2009; President and Chief Executive Officer of Organized Living from 2004 to 2005; President and Chief Executive Officer of Bath & Body Works from 1991 to 2003

  Financial Expertise – former member of the Audit Committees of Albertson’s and Zale Corporation

  Industry Experience – former President and Chief Executive Officer of several specialty retailers; member of Board of Directors of specialty retailer and direct marketer of vitamins and supplements; member of Board of Directors of specialty retailer of jewelry

  Marketing Experience – former President and Chief Executive Officer of several specialty retailers

  Outside Board Experience – Vitamin Shoppe; Zale Corporation; Loblaw Companies Limited; former director of Shoppers Drug Mart Corporation, Ecolab, Borders Group, and Albertson’s

THE BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” ALL OF THE NOMINEES.

CORPORATE GOVERNANCE

     The Board has developed corporate governance practices to help it fulfill its responsibility to shareholders to oversee the work of management in the conduct of the Company’s business and to seek to serve the long-term interests of shareholders. The Company’s corporate governance practices are memorialized in our Governance Guidelines and the charters of the three committees of the Board. Our Governance Guidelines and committee charters are reviewed periodically and updated as necessary to reflect changes in regulatory requirements and evolving oversight practices. These documents are available on our website at www.cabelas.com.

     Board of Directors

     Our Board currently consists of ten members. Seven of our directors are independent under the requirements set forth in the New York Stock Exchange (“NYSE”) listing standards and our Governance Guidelines. For a director to be considered independent, the Board must determine that the director does not have any direct or indirect material relationship with Cabela’s. The Board has established guidelines to assist it in determining director independence, which conform to or exceed the independence requirements of the NYSE listing standards. The Board also has determined that certain relationships between Cabela’s and its directors are categorically immaterial and shall not disqualify a director or nominee from being considered independent. These independence guidelines and categorical standards are attached as Appendix A to this Proxy Statement.

     In addition to applying the independence guidelines, the Board will consider all relevant facts and circumstances in making an independence determination, and not merely from the standpoint of the director, but also from that of persons or organizations with which the director has an affiliation. The Board has determined that Mss. Milrod and Pritchard, and Messrs. Armstrong, Edmondson, Gottschalk, Mark, and McCarthy satisfy the NYSE independence requirements and Cabela’s independence guidelines. The Board also has determined that (i) Mss. Milrod and Pritchard, and Messrs. Armstrong, Edmondson, and Mark have no relationships with Cabela’s (other than being a director and shareholder), (ii) Mr. McCarthy has one immaterial relationship with Cabela’s that falls within category i. of the categorical standards adopted by the Board, and (iii) Mr. Gottschalk has two immaterial relationships with Cabela’s that fall within category i. of the categorical standards adopted by the Board.

     During fiscal 2013, our Board held six meetings and acted by written consent one time. During fiscal 2013, all of our directors attended 85% or more of the aggregate number of Board meetings and committee meetings on which they served (during the periods for which they served as such). It is the Board’s policy to encourage directors nominated for election and remaining in office to be present at annual meetings of shareholders, unless attendance would be impracticable or constitute an undue burden on such nominee or director. All directors attended our 2013 Annual Meeting of Shareholders.

     Board Leadership and Structure

     We have a separate Chairman and CEO. Mr. James W. Cabela currently serves as our Chairman, and Mr. Millner serves as our CEO. The Board currently believes that having a separate Chairman and CEO provides an appropriate separation of duties and is in the best interests of our shareholders. Our Governance Guidelines also provide for the role of lead independent director (“Lead Director”). Mr. McCarthy currently serves as Lead Director. The Lead Director is selected by the independent directors on the Board to serve a one-year term as Lead Director. The Lead Director’s roles and responsibilities include: developing, with input from the other independent directors, the agenda for executive sessions involving only the independent directors; presiding over executive sessions involving only the independent directors and, at the request of the Chairman, other meetings of the Board; facilitating communication between the independent directors and the Company’s management; and approving, in consultation with the Chairman and CEO, the agenda and materials for each Board meeting. The Lead Director may, in appropriate circumstances, call meetings of the independent directors and communicate with various constituencies that are involved with the Company. The Board believes that its leadership structure is appropriate because having the Lead Director involved in setting agendas and communicating with management provides the appropriate balance between strategy development and independent oversight of management.

     Time is allotted at each Board meeting for an executive session involving only our independent directors. All of our non-management directors, except for Mr. Highby, are independent. The Lead Director or, in his absence, the independent director with the most seniority on the Board who is present serves as the presiding director at each executive session.

     Board’s Role in Risk Oversight

     The Board has an active role, as a whole and also at the committee level, in overseeing management of the Company’s risks. The Board regularly reviews information regarding the Company’s credit, liquidity, and operations, as well as the risks associated with each. The Compensation Committee is responsible for overseeing the management of risks relating to the Company’s executive compensation plans and arrangements. The Audit Committee oversees management of financial risks and potential conflicts of interest. The Nominating and Corporate Governance Committee manages risks associated with the independence of the Board. While each committee is responsible for evaluating certain risks and overseeing the management of such risks, the entire Board is regularly informed through committee reports about such risks.

     Committees of the Board of Directors

     The Board has three standing committees: the Audit Committee, the Compensation Committee, and the Nominating and Corporate Governance Committee. All committee members meet the independence requirements of the SEC and NYSE. The charters of these committees are available on our website at www.cabelas.com. Pursuant to Board policy, all directors receive notice of, and an invitation to, all Committee meetings.

	Audit	Compensation	Nominating and Corporate
Name	Committee	Committee	Governance Committee
Theodore M. Armstrong	X		X
John H. Edmondson	X	X	X
John Gottschalk	Chairman		X
Reuben Mark	X	X	Chairman
Michael R. McCarthy		Chairman	X
Beth M. Pritchard		X	X

Audit Committee

     The Audit Committee is responsible for the oversight of our accounting, reporting, and financial control practices. The Audit Committee also reviews the qualifications of the independent registered public accounting firm, selects and engages the independent registered public accounting firm, informs our Board as to their selection and engagement, reviews the plans, fees, and results of their audits, reviews reports of management and the independent registered public accounting firm concerning our system of internal control, and considers and approves any non-audit services proposed to be performed by the independent registered public accounting firm. The Audit Committee held ten meetings during fiscal 2013.

     The Board has determined, in its business judgment, that Messrs. Armstrong, Edmondson, Gottschalk, and Mark are independent as required by the Securities and Exchange Act of 1934, as amended, the applicable listing standards of the NYSE, and our Governance Guidelines. The Board has determined that it would be desirable for all members of the Audit Committee to be “audit committee financial experts,” as that term is defined by SEC rules, to the extent they qualify for such status. The Board has conducted an inquiry into the qualifications and experience of each member of the Audit Committee. Based on this inquiry, the Board has determined that Messrs. Armstrong, Edmondson, Gottschalk, and Mark meet the SEC’s criteria for audit committee financial experts and that each has accounting and related financial management expertise within the meaning of the listing standards of the NYSE.

Compensation Committee

     The Compensation Committee is responsible for the oversight of our compensation and benefit policies and programs, including administration of our annual bonus awards and long-term incentive plans, and the evaluation of our CEO and other executive officers. The Compensation Committee held seven meetings during fiscal 2013 and acted by written consent one time.

     The Compensation Committee’s specific responsibilities and duties are set forth in its charter and include:

  evaluating the performance of the CEO and other executive officers relative to performance goals and objectives approved by the Compensation Committee;

  setting the compensation of the CEO and other executive officers based upon the evaluation of performance;

  evaluating compensation plans, policies, and programs with respect to directors, executive officers, and certain key personnel; and

  granting awards of shares or options to purchase shares pursuant to the Company’s equity-based plans.

     The Compensation Committee’s charter provides that the Compensation Committee may form and delegate authority to subcommittees or delegate authority to individual Compensation Committee members in its discretion and shall review the actions of such subcommittees or individual Compensation Committee members as appropriate. The Compensation Committee also may delegate authority to fulfill certain administrative duties regarding the Company’s compensation programs to members of management, the Company’s Human Resources Department, or to third party administrators.

     Regarding most compensation matters, including executive compensation, our CEO and our Executive Vice President and Chief Administrative Officer provide recommendations to the Compensation Committee. During fiscal 2013, our CEO and our Executive Vice President and Chief Administrative Officer provided the Compensation Committee recommendations regarding annual salaries, bonus amounts, performance criteria, equity awards, and overall compensation strategy for our executive officers, including recommendations regarding their own compensation. Although the Compensation Committee considers information and recommendations presented by our CEO and our Executive Vice President and Chief Administrative Officer, it makes executive officer compensation decisions independent of the recommendations of the Company’s management. In addition, we did not engage any executive compensation advisory firms in 2013.

Nominating and Corporate Governance Committee

     The Nominating and Corporate Governance Committee is responsible for the oversight of, and assisting our Board in, developing and recommending corporate governance practices and selecting the director nominees to stand for election at annual meetings of our shareholders. The Nominating and Corporate Governance Committee held six meetings during fiscal 2013.

     Report of the Audit Committee

     The Audit Committee assists the Board in its oversight of the Company’s financial statements and reporting practices. The Audit Committee operates under a written charter adopted by the Board, which describes this and the other responsibilities of the Audit Committee.

     The Audit Committee has reviewed and discussed the Company’s audited financial statements with management, which has primary responsibility for the financial statements. Deloitte & Touche LLP (“Deloitte”), the Company’s independent registered public accounting firm for fiscal 2013, is responsible for expressing an opinion on the conformity of the Company’s audited financial statements with generally accepted accounting principles. The Audit Committee has discussed with Deloitte the matters required to be discussed by Statement on Auditing Standards No. 61, as amended (AICPA, Professional Standards, Vol. 1. AU section 380), as adopted by the Public Company Accounting Oversight Board (“PCAOB”) in Rule 3200T. The Audit Committee has received the written disclosures and the letter from Deloitte required by applicable requirements of the PCAOB regarding Deloitte’s communications with the Audit Committee concerning independence, and has discussed with Deloitte its independence.

     Based on the review and discussions referred to above, the Audit Committee (i) recommended to the Board that the audited financial statements be included in the Company’s Annual Report on Form 10-K for fiscal 2013 for filing with the SEC, and (ii) appointed Deloitte as the Company’s independent registered public accounting firm for fiscal 2014. This report is provided by the following directors, who constitute the Audit Committee:

John Gottschalk (Chairman)
Theodore M. Armstrong
John H. Edmondson
Reuben Mark

     Communications with the Board of Directors

     Interested parties may contact an individual director, the Board as a group, or a specific Board committee or group, including the non-employee directors as a group, by writing to Board of Directors, c/o Secretary, Cabela’s, One Cabela Drive, Sidney, Nebraska 69160. Each interested party communication should specify the applicable addressee or addressees to be contacted, a statement of the type and amount of the securities of the Company that the person holds, if any, and the address, telephone number, and e-mail address, if any, of the person submitting the communication. Under procedures established by our Board, each communication sent in accordance with the above instructions is reviewed by our Secretary and, unless such communications fall within one of the categories listed below, distributed to the applicable addressee or addressees, with a copy to the CEO. The types of communications that are not forwarded are: job inquiries; offers of goods and services; requests for donations and sponsorships; product ideas; consumer affairs inquiries and complaints; surveys and other requests for information about the Company; and press and media requests.

     Concerns about our financial statements, accounting practices, or internal controls, or possible violations of Cabela’s Business Code of Conduct and Ethics, should be reported (i) pursuant to the procedures outlined in Cabela’s Business Code of Conduct and Ethics, which is available on our website at www.cabelas.com, or (ii) by writing to the Chairman of the Audit Committee, c/o Secretary, Cabela’s, One Cabela Drive, Sidney, Nebraska 69160.

     Procedures Regarding Director Candidates Recommended by Shareholders

     The Nominating and Corporate Governance Committee will consider director candidates recommended by shareholders, evaluating them using criteria similar to that used to evaluate candidates recommended by others. The Nominating and Corporate Governance Committee has not established a minimum number of shares that a shareholder must own in order to present a candidate for consideration, or a minimum length of time during which the shareholder must own its shares. Such recommendations should be made in writing to the Nominating and Corporate Governance Committee, c/o Secretary, Cabela’s, One Cabela Drive, Sidney, Nebraska 69160, and should include a description of the qualifications of the proposed candidate. The Nominating and Corporate Governance Committee’s qualifications and specific qualities and skills required for directors are attached as Appendix B to this Proxy Statement. In addition to considering candidates suggested by shareholders, the Nominating and Corporate Governance Committee considers potential candidates recommended by current directors, officers, employees, and others. The Nominating and Corporate Governance Committee screens all potential candidates in a similar manner regardless of the source of the recommendation. The Nominating and Corporate Governance Committee’s review is typically based on any written materials provided with respect to the potential candidate as well as the Committee’s own investigation. The Nominating and Corporate Governance Committee determines whether the candidate meets the Company’s qualifications and specific qualities and skills for directors and whether requesting additional information or an interview is appropriate. It is the Committee’s policy to renominate incumbent directors who continue to satisfy the Committee’s criteria for membership on the Board, whom the Committee believes continue to make important contributions to the Board, and who consent to continue their service on the Board.

     The Nominating and Corporate Governance Committee also will consider whether to nominate any person nominated by a shareholder in accordance with the information and timely notice requirements set forth in Article II, Section 11 of our Amended and Restated Bylaws.

     Business Code of Conduct and Ethics and Code of Ethics

     The Board has adopted a Business Code of Conduct and Ethics applicable to all directors, officers, and employees of the Company, which constitutes a “code of ethics” within the meaning of SEC rules. The Board recently amended our Business Code of Conduct and Ethics to include a section discussing our policies and guidelines for product selection. A copy of our Business Code of Conduct and Ethics is available on our website at www.cabelas.com. We expect to disclose to shareholders any amendments to or waivers of the Business Code of Conduct and Ethics for directors or executive officers by posting such information on our website at the address specified above.

EXECUTIVE OFFICERS OF THE COMPANY

     The table below sets forth certain information regarding our executive officers.

Name	Age	Position
James W. Cabela	74	Chairman
Thomas L. Millner	60	President and Chief Executive Officer
Ralph W. Castner	50	Executive Vice President and Chief Financial Officer
Sean Baker	43	Executive Vice President and President and Chief Executive Officer of World’s Foremost Bank
Charles Baldwin	46	Executive Vice President and Chief Administrative Officer
Michael Copeland	52	Executive Vice President and Chief Operations Officer
Brian J. Linneman	47	Executive Vice President and Chief Merchandising Officer
Douglas R. Means	48	Executive Vice President and Chief Supply Chain Officer
Scott K. Williams	50	Executive Vice President and Chief Marketing and E-Commerce Officer

     See “Proposal One - Election of Directors” for information concerning the business experience of Messrs. Cabela and Millner. Information concerning the business experience of our other executive officers is set forth below.

     Ralph W. Castner has been our Executive Vice President and Chief Financial Officer since January 2010. From March 2006 to November 2010, Mr. Castner was Chairman of the Board of World’s Foremost Bank, our wholly-owned bank subsidiary. From July 2003 to January 2010, Mr. Castner was our Vice President and Chief Financial Officer. From 2000 to July 2003, Mr. Castner was our Director of Accounting and Finance and Treasurer of World’s Foremost Bank. Prior to joining us, he was employed by First Data Corporation from 1990 to 2000, most recently as a Vice President. Prior to joining First Data Corporation, Mr. Castner was a certified public accountant with the public accounting firm of Touche Ross and Company.

     Sean Baker has been an Executive Vice President and Chief Executive Officer of World’s Foremost Bank since January 2013. Mr. Baker has served as President of World’s Foremost Bank since August 2012. From December 2011 to August 2012, Mr. Baker was Senior Vice President, Business Development of World’s Foremost Bank. From May 2011 to December 2011, Mr. Baker was our Senior Director of Finance. From 2007 to May 2011, he was our Director of Finance. From 2003 to 2007, he was our Director of Accounting and Finance/Controller. From 1997 to 2003, Mr. Baker was a Financial Analyst. Mr. Baker began his career at Grant Thornton as a certified public accountant.

     Charles Baldwin has been our Executive Vice President and Chief Administrative Officer since January 2010. From October 2007 to January 2010, Mr. Baldwin was our Vice President and Chief Human Resources Officer. Mr. Baldwin joined us after a 20 year career with Wal-Mart Stores, Inc., with more than 10 years of experience in the human resources division. Mr. Baldwin served as Wal-Mart’s Vice President of Global Talent Management from 2005 to October 2007 and Vice President of Corporate People Development from 2001 to 2005.

     Michael Copeland has been our Executive Vice President and Chief Operations Officer since January 2010. From November 2007 to January 2010, Mr. Copeland was our Vice President of Retail Operations. Mr. Copeland joined us after a 15 year career with Lowe’s Companies, Inc. Mr. Copeland served as a Regional Vice President of Lowe’s from September 2001 to November 2007.

     Brian J. Linneman has been our Executive Vice President and Chief Merchandising Officer since January 2010. From October 2007 to January 2010, Mr. Linneman was our Senior Vice President of Global Supply Chain and Operations. From April 2004 to October 2007, Mr. Linneman was our Vice President and Chief Operating Officer. From July 2003 to April 2004, Mr. Linneman was our Vice President of Strategic Projects and MIS. From 2002 to July 2003, he was our Director of Strategic Projects. From 1999 to 2002, he was our Corporate Logistics Manager. Prior to joining us, Mr. Linneman was employed by United Parcel Service from 1987 to 1999, most recently as a Logistics Manager in the west region.

     Douglas R. Means has been our Executive Vice President and Chief Supply Chain Officer since April 2010. Mr. Means joined us after an 18 year career with Jones Apparel Group, Inc. Mr. Means served as Jones Apparel’s Executive Vice President of Production for Better Sportswear from July 2007 to April 2010 and Executive Vice President of Supply Chain from October 2004 to July 2007. Prior to joining Jones Apparel, Mr. Means was a consultant with Kurt Salmon Associates.

     Scott K. Williams has been our Executive Vice President and Chief Marketing and E-Commerce Officer since October 2011. Mr. Williams joined us after serving as President of Fanatics, Inc., a vertically integrated online retailer of team and league licensed sports apparel and collectibles, from June 2010 to February 2011. Mr. Williams was a Corporate Vice President of Wal-Mart Stores, Inc. from 2006 to May 2010, serving as General Manager of Samsclub.com. From 1996 to 2006, Mr. Williams was an executive with OfficeMax Incorporated, where he held a series of key leadership positions, including Senior Vice President, OfficeMax Direct Business Segment, and Senior Vice President, Marketing.

EXECUTIVE COMPENSATION

     Throughout this Proxy Statement, the individuals included in the Summary Compensation Table on page 28 are referred to as the “named executive officers.” In the Compensation Discussion and Analysis below, the individuals listed above as executive officers of the Company, other than Mr. James W. Cabela, are referred to as the “executive officers.”

     Compensation Discussion and Analysis

Executive Summary

     Our compensation programs are intended to provide a link between the creation of shareholder value and the compensation earned by our executive officers and certain key personnel. Our compensation structure consists of a mix of base pay, short-term incentive compensation, and long-term incentive compensation. Our short-term incentive plan provides for cash bonuses to be paid to our executive officers based on individual and/or corporate performance. Objectives are set on an annual basis, and they consist of milestones which will contribute to growth in shareholder value. Under our long-term incentive plans, we have granted stock options, premium-priced stock options, restricted stock, restricted stock units, and performance-based restricted stock units. The long-term incentive plans are designed to reward executives for increasing long-term shareholder value.

     As discussed in “Management’s Discussion and Analysis of Financial Conditions and Results of Operations” in our Annual Report on Form 10-K, our fiscal 2013 financial results were strong relative to our fiscal 2012 results. The following table highlights the year-over-year comparison of some of the key financial metrics that we use in evaluating the Company’s performance for the purpose of making compensation decisions.

					Increase/		%
Corporate Financial Objectives	Fiscal 2012		Fiscal 2013		(Decrease)		Change
Adjusted Earnings Per Share	$2.61		$3.18		$0.57		21.8%
Merchandise Gross Margin	36.3%		36.8%		0.5%		—
Total Revenue	$3.113	billion	$3.600	billion	$487	million	15.6%
Expenses (1)	30.4%		27.6%		(2.8)%		—
Comparable Store Sales	6.9%		3.9%		(3.0)%		—

(1)	The expenses metric was not a corporate financial objective used to determine fiscal 2012 cash bonuses.

  Adjusted earnings per share, merchandise gross margin, total revenue, expenses, and comparable store sales were the corporate financial objectives used to determine the fiscal 2013 cash bonus opportunities for our named executive officers. The maximum level for total revenue was exceeded, and the target levels for earnings per share, merchandise gross margin, expenses, and comparable store sales were met or exceeded.

  In an effort to ensure that our overall compensation package remains weighted to long-term incentive opportunities, since 2010, our executive officers received restricted stock units, performance-based restricted stock units, and stock options.

     We believe that our compensation programs provide a strong link with shareholder value, as demonstrated by the following:

  Short-term cash bonus opportunities are set on an annual basis, consisting of milestones which contribute to growth in shareholder value.

  The Company’s long-term incentive plans are designed to reward executive officers for the achievement of long-term objectives, which result in an increase in shareholder value.

  Since a significant ownership stake in the Company leads to a strong alignment of interests with shareholders, our executive officers are subject to minimum stock ownership and retention guidelines. Our CEO is required to own stock equal in value to five times his annual base salary, and Executive Vice Presidents are required to own stock equal in value to three times their annual base salary. All of our executive officers are in compliance with the Company’s stock ownership and retention guidelines.

  Management Change of Control Severance Agreements with our named executive officers contain a double trigger and any payments under these agreements are strictly tied to both a change in control and termination of employment.

  Management Change of Control Severance Agreements with our named executive officers, if triggered, call for payments of less than three times annual base salary and bonus.

  Management Change of Control Severance Agreements with our named executive officers, if triggered, do not provide tax gross-ups to our named executive officers.

  The Company’s 2004 Stock Plan and the Company’s 2013 Stock Plan (the “Stock Plans”) prohibit the cash buyout of underwater options or stock appreciation rights.

  The Stock Plans prohibit the repricing of options.

  Proprietary Matters Agreements with our executive officers require our executive officers to forfeit all of their outstanding equity awards and reimburse us for any amounts received as profit or gain from any previously granted equity awards if the executive officer breaches the Proprietary Matters Agreement.

  Executive officers receive retirement, health, and welfare benefits that are consistent with our other exempt employees and are not entitled to additional benefits.

  Executive officers are not allowed to make a short sale of stock, which we define as any transaction whereby one may benefit from a decline in our stock price, or buy or sell derivative securities relating to the Company’s stock.

Objectives of Our Compensation Programs

     The objectives of our compensation programs are to:

  attract, motivate, and retain superior talent;

  ensure that compensation is commensurate with our performance and shareholder returns;

  provide performance awards for the achievement of strategic objectives that are critical to our long-term growth; and

  ensure that our executive officers and certain key personnel have financial incentives to achieve sustainable growth in shareholder value.

Business Strategy

     Our vision is to be the best omni-channel retail company in the world by creating intense customer loyalty for our outdoor brand. This loyalty will be created through two pillars of excellence: highly engaged outfitters and shareholders who support our short- and long-term goals. We will focus on the following areas to achieve our vision:

  intensify customer loyalty;

  grow profitably and sustainably;

  enhance technology capability;

  simplify our business; and

  improve marketing effectiveness.

Elements of Our Executive Compensation Structure

     Our compensation structure is simple and consists of three tiers of remuneration. The first tier consists of base pay and retirement, health, and welfare benefits. The second tier consists of short-term incentive compensation. The third tier consists of long-term incentive compensation.

     Base pay and benefits are designed to be sufficiently competitive to attract and retain world-class executives. Executive officers receive retirement, health, and welfare benefits that are consistent with our other exempt employees and are not entitled to additional benefits.

     Our short-term incentive plan (our Performance Bonus Plan) provides for cash bonuses to be paid to our executive officers based on corporate performance. Objectives are set on an annual basis, and they consist of milestones which will contribute to growth in shareholder value. To the extent objectives are achieved, the short-term incentive plan pays on an annual basis.

     Our long-term incentive plans (our Stock Plans) provide for awards of stock options, premium-priced stock options, restricted stock, restricted stock units, performance-based restricted stock units, and other equity-based incentives. These are designed to reward executive officers for the achievement of long-term objectives which result in an increase in shareholder value.

     By the terms of his employment agreement, Mr. James W. Cabela has never participated in our Performance Bonus Plan or our Stock Plans. Under the terms of his employment agreement, which naturally expired in March 2014, Mr. Highby was not eligible for awards under our Performance Bonus Plan or our Stock Plans. Information concerning our employment agreement with Mr. James W. Cabela and our former employment agreement with Mr. Highby can be found on page 32 under the heading “Employment Agreements.”

Our Incentive Plans are Designed to Drive Strong Business Results and Align the Interests of our Executive Officers with Shareholders

     In 2008, our shareholders approved our 2008 Performance Bonus Plan, and in 2013, in anticipation of the expiration of our 2008 Performance Bonus Plan, our shareholders approved our 2013 Performance Bonus Plan (together with our 2008 Performance Bonus Plan, collectively, the “Performance Bonus Plans”). Executive officers are eligible for cash bonuses under the Performance Bonus Plans based on the achievement of annually established corporate performance criteria. Our short-term incentive plan for fiscal 2013 was designed to reward executives for achieving predetermined benchmarks in earnings per share, merchandise gross margin, total revenue, expenses, and comparable store sales. The short-term incentive plan for fiscal 2013 was designed to keep our executive officers focused on operating efficiencies while growing total revenue and comparable store sales. See “Fiscal 2013 Cash Bonus Opportunities” for a discussion on actual achievement of short-term incentive goals for fiscal 2013.

     The fiscal 2014 cash bonus opportunities will reward executive officers for achieving predetermined benchmarks in earnings per share, merchandise gross margin, total revenue, expenses (determined at two semi-annual periods), and comparable store sales. The short-term incentive targets are designed to keep our executive officers focused on operating efficiencies while growing total revenue and comparable store sales. See “Fiscal 2014 Cash Bonus Opportunities” for additional information.

     To date, we have granted stock options, premium-priced stock options, restricted stock, restricted stock units, and performance-based restricted stock units under our long-term incentive plans. In future years, we may also make grants of other equity-based awards. Our long-term incentive plans have been designed to reward executives for increasing long-term shareholder value. This will be accomplished by the successful execution of the Company’s growth initiatives, coupled with the consistent achievement of profitability goals. The long-term incentive plan will keep executive officers focused on both revenue and profit growth, and can potentially be a very significant source of compensation for executive officers in the long term, which encourages the retention of executive talent.

How We Determine to Pay What We Pay

     Our compensation policy is based on:

  our long-standing philosophy of having a significant portion of potential short- and long-term compensation being tied to our performance;

  internal equity; and

  individual and corporate performance.

     In setting base pay for our executive officers, we follow a practice which dates to the Company’s inception. The Compensation Committee sets a level of base pay which is adequate to attract and retain the level of talent the Company requires. Exceptional corporate performance is rewarded through the annual bonus program and is not reflected in base pay. The Compensation Committee pays close attention to internal equity when it sets pay. In particular, it takes into account the relative value of its individual executive officer positions, as well as the value of the jobs immediately below the executive officer level. Periodically, the Compensation Committee references base pay practices at public companies of a similar size to help ensure base pay remains broadly within a competitive range.

     Based on internal equity, market data, and individual performance, in March 2014, the Compensation Committee determined to maintain current base salaries for all of our named executive officers. Accordingly, the 2014 base salaries for our named executive officers are as follows.

Fiscal 2014 Base
Salary
Thomas L. Millner	$989,000
Ralph W. Castner	$450,000
Michael Copeland	$415,000
Brian J. Linneman	$500,000
Scott K. Williams	$420,000

     In setting annual cash bonus opportunities, the Compensation Committee abides by the philosophy the Company has maintained since its founding. That is, cash bonuses might be equal to or in excess of base pay if corporate performance reaches predetermined levels. Our annual cash bonus opportunities reflect our long-held philosophy that annual cash bonuses should be tied to the Company’s performance.

     Our Compensation Committee takes into account several factors in determining the level of long-term incentive opportunity to grant to our executive officers. In fiscal 2013, the Compensation Committee took the following factors into account:

  individual executive officer performance;

  the effect of equity compensation grants on earnings per share;

  the executive officers’ percentage of the total number of options and restricted stock units being granted to employees in fiscal 2013; and

  the level of grants necessary to keep our executive officers focused, motivated, and engaged.

     In considering the level of option and restricted stock unit grants required to keep our executive officers focused, motivated, and engaged, the Compensation Committee periodically makes reference to equity compensation practices at similar-sized public companies. However, we do not determine grants by setting them at a particular percentile of the market range.

     In March 2009, the Compensation Committee introduced restricted stock units as a long-term incentive opportunity. The Compensation Committee believes that this will continue to provide a competitive compensation package to our executive officers while increasing the Company’s retention of quality executives. A restricted stock unit entitles the recipient to receive a share of common stock after the applicable vesting period expires.

     In March 2010, the Compensation Committee introduced restricted stock units subject to a performance criteria vesting condition. A restricted stock unit that is subject to a performance criteria vesting condition entitles the recipient to receive a share of common stock after the applicable vesting period expires if the performance criteria is satisfied. Since March 2010, each executive officer’s annual equity award has included restricted stock units, performance-based restricted stock units, and stock options. The annual executive officer restricted stock unit awards have been split between restricted stock units and performance-based restricted stock units, with a significant majority of the restricted stock units being performance-based. In March 2012, we increased the vesting schedule for our annual equity awards from three to four years to strengthen retention and encourage a long-term business focus. Market data also supported this change.

     In connection with the appointment of Mr. Millner as our President and CEO, we entered into an Executive Employment Agreement with Mr. Millner in March 2009. Mr. Millner’s Executive Employment Agreement naturally expired by its terms on April 6, 2012. Mr. Millner will continue to serve without an employment agreement. In anticipation of the natural expiration of Mr. Millner’s Executive Employment Agreement, and after consulting with Frederic W. Cook & Co., Inc., an independent compensation consulting firm, on March 2, 2012, the Compensation Committee granted Mr. Millner 64,000 premium-priced stock options with an exercise price of $40.45 per share (115% of the closing price of $35.17 per share of the Company’s common stock on the NYSE on March 2, 2012). Then, on March 2, 2013, the Compensation Committee granted Mr. Millner an additional 64,000 premium-priced stock options with an exercise price of $58.55 per share (115% of the closing price of $50.91 per share of the Company’s common stock on the NYSE on March 2, 2013). Additionally, on March 2, 2014, the Compensation Committee granted Mr. Millner an additional 64,000 premium-priced stock options with an exercise price of $76.27 per share (115% of the closing price of $66.32 per share of the Company’s common stock on the NYSE on March 2, 2014). As the 2012 premium-priced stock options, the 2013 premium-priced stock options, and the 2014 premium-priced stock options have an exercise price equal to 115% of the closing price of one share of the Company’s common stock on the NYSE on the applicable grant date, the premium-priced stock options begin accruing value only after the price of the Company’s common stock has increased by 15% above the applicable grant date price. The closing price per share of the Company’s common stock on the NYSE increased approximately 30.3% from $50.91 on March 2, 2013, to $66.32 on March 2, 2014, which resulted in the Company’s market capitalization increasing from approximately $3.57 billion on March 2, 2013, to approximately $4.68 billion on March 2, 2014.

     The 2012, 2013, and 2014 premium-priced nonqualified stock options vest in three equal annual installments beginning on March 2, 2017, and have an eight year term. The premium-priced stock options were granted to Mr. Millner to retain and motivate him in light of the natural expiration of his Executive Employment Agreement. A multi-year performance horizon for the premium-priced stock options was chosen to drive continued strong financial and strategic results for the Company and to incent Mr. Millner to dedicate the remainder of his career to the success of the Company. The 2012 award, the 2013 award, and the 2014 award of premium-priced stock options to Mr. Millner were the first three of five similar annual awards of premium-priced stock options that the Compensation Committee currently anticipates granting to Mr. Millner. The Compensation Committee, however, continues to retain discretion to reduce or eliminate these awards in the future.

Consideration of the Results of the 2013 Advisory Vote on Executive Compensation

     The Dodd-Frank Wall Street Reform and Consumer Protection Act requires publicly-traded companies to conduct a non-binding shareholder advisory vote on executive compensation. As such, at our 2013 Annual Meeting of Shareholders, we submitted a non-binding proposal to our shareholders to approve the compensation paid to our named executive officers. More than 98% of the voting shareholders supported our executive compensation practices as set forth in our 2013 Proxy Statement. The Compensation Committee reviewed the results of this advisory vote and viewed such overwhelming support of our compensation practices as a strong affirmation of our executive compensation practices. Based in part on these results, our Compensation Committee decided to maintain its strategy to use a balanced approach in allocating between base pay, annual cash bonus opportunities, and equity-based long-term compensation, consistent with our past executive compensation practices.

Performance Criteria for Performance-Based Restricted Stock Units

     The restricted stock units subject to a performance criteria that were granted in March 2013 would have been forfeited unless we earned at least $2.08 per diluted share on an adjusted basis in fiscal 2013. As we earned $3.18 per diluted share on an adjusted basis in fiscal 2013, the restricted stock units granted subject to this performance criteria will vest in four equal annual installments. The first installment vested in March 2014.

Policy for Allocating Between Long-Term and Annual Compensation

     Our policy for allocating between long-term and annual compensation for our executive officers is as follows:

  On an annual basis, the Compensation Committee’s current strategy is to use a balanced approach in allocating between base pay, annual cash bonus opportunities, and equity-based long-term compensation.

  We expect that in the long run the majority of total compensation paid to executive officers will come from equity-based long-term incentives. Executive officers will only enjoy rewards to the extent they create commensurate value for shareholders. This is consistent with our philosophy of utilizing executive compensation to create sustainable growth in shareholder value.

  We recognize that to create sustainable growth in shareholder value, increases in revenue and profitability are necessary in the near term. Accordingly, it is our intention to pay annual cash bonuses which have the potential to be equal to or greater than base pay. However, bonuses will only be paid to the extent short-term objectives are achieved or exceeded.

  Finally, we recognize that in order to attract and retain the kind of talent necessary to build shareholder value, we must pay competitive base salaries and benefits.

Benchmarking of Compensation

     We take several factors into account in determining base pay, short-term incentive opportunities, and long-term incentive opportunities, including individual and corporate performance, internal equity, and competitive pay data. Our compensation philosophy does not include an effort to pay executive officers at a specific percentile of the market range. Accordingly, we did not select a group of peer companies with the intention of using their executive officer pay as a benchmark against which to set our compensation.

     Nevertheless, we understand that there are competitors for executive officer talent, and we find it useful to examine competitive pay practices from time to time. For purposes of evaluating base pay, short-term incentive opportunities, and long-term incentive opportunities, we consider market practices in a wide variety of companies, both in and outside of our industry. Our practice has been to reference market data such as equity “run rates” (the sum of equity awards divided by shares issued and outstanding), pay mix (base, short term, and long term), and comparative pay data.

Our Long-Term Incentive Awards Align the Interests of our Executive Officers with Shareholders

     To date, the Compensation Committee has awarded stock options, premium-priced stock options, restricted stock, restricted stock units, and performance-based restricted stock units under our long-term incentive plans. The Compensation Committee may consider using other equity-based incentives in the future. Stock options, premium-priced stock options, restricted stock, restricted stock units, and performance-based restricted stock units bear a relationship to the achievement of our long-term goals in that they increase in value as our stock increases in value. Our executive officers are exposed to considerable downside risk through the shares of the Company they own outright.

     The Compensation Committee carefully evaluates the cost of equity-based incentives it grants to our executive officers in terms of their impact on earnings per share. The Compensation Committee will continue to evaluate the cost of equity-based incentives against the benefits those incentives are likely to yield in building sustainable growth in shareholder value.

We do not Engage in Market Timing when Granting Equity Awards

     We have never granted, nor will we grant, equity awards in coordination with the release of material, non-public information. Since 2009, the Compensation Committee has granted annual equity awards to our executive officers and key employees during the first week in March. The Compensation Committee grants equity awards at this time to allow equity award grant information to be communicated to employees in connection with bonus information. We expect that future equity awards will be made at approximately the same time of year. Exceptions would include grants made to key hires, grants made as a result of promotions, and other extraordinary circumstances.

     We have properly accounted for all of our equity awards. As a public company, we have never awarded options and set the exercise price at any price less than the fair market value of our stock on the grant date.

Specific Forms of Compensation and the Role of Compensation Committee Discretion

     In the past, the Compensation Committee has retained the discretion to review executive officer base pay and make changes based on general performance and market norms. In addition, the Compensation Committee has retained the discretion to make long-term incentive grants based on several factors detailed in this Compensation Discussion and Analysis. The Compensation Committee intends to retain the discretion to make decisions about executive officer base compensation and long-term incentive compensation.

     The Compensation Committee retains its right to make future grants of equity awards subject to performance goals. Commencing in March 2010, the Compensation Committee began granting restricted stock units subject to performance criteria.

     Commencing in 2007, the Compensation Committee established predetermined targets and criteria for the payment of the annual short-term incentive to our executive officers. The Performance Bonus Plans specifically provide that the Compensation Committee may set performance objectives, performance criteria, and levels of bonus opportunity each year. Information concerning the targets and criteria for fiscal 2013 and 2014 is provided below. The predetermined targets and criteria for fiscal 2013 and 2014 consist of corporate financial objectives for each executive officer. The relative weight of the corporate financial objectives as a whole is set at the beginning of the annual performance period. The Compensation Committee retains discretion to make downward adjustments to the bonuses yielded by the corporate financial objectives, but cannot make upward adjustments. However, the Compensation Committee may pay discretionary cash bonuses based upon performance.

2008 Retention Award

     In July 2008, the Compensation Committee granted a restricted stock award to Mr. Linneman as part of a special retention award. The restricted stock award consisted of a grant of 50,891 shares of restricted stock to Mr. Linneman under our 2004 Stock Plan. The restricted stock award vested with respect to one-third of the restricted stock on each of the third, fourth, and fifth anniversaries of the grant date. The right to receive each one-third of the restricted stock award was contingent on Mr. Linneman’s continuous employment with the Company through the applicable vesting dates. Since Mr. Linneman was employed by the Company through the applicable vesting dates, all of the shares granted under the restricted stock award have vested.

     The purpose of the retention award was to maintain the stability of the Company’s leadership team by providing an additional incentive for Mr. Linneman to remain with the Company during the periods that the award vested. This award was granted as an important component of the compensation package for Mr. Linneman at a time when the Company was seeking to ensure a stable management team and build sustainability within the organization.

Fiscal 2013 Cash Bonus Opportunities

     In March 2013, the Compensation Committee set the targets and criteria for the fiscal 2013 cash bonus opportunities for our named executive officers pursuant to our 2008 Performance Bonus Plan. For fiscal 2013, each named executive officer’s cash bonus opportunity was based upon the achievement of corporate financial objectives relating to earnings per share, merchandise gross margin, total revenue, expenses, and comparable store sales. For fiscal 2013, 20% of each named executive officer’s cash bonus opportunity was based on each metric. The named executive officers received no payment for a metric unless the Company achieved the minimum corporate financial objective for that metric. In addition, the named executive officers received no payment for any of the corporate financial objectives unless the minimum corporate financial objective for earnings per share was achieved. The corporate financial objectives for fiscal 2013 and actual fiscal 2013 results are set forth below.

Corporate Financial Objectives	Minimum		Target		Maximum		2013 Results
Adjusted Earnings Per Share	$2.68		$3.02		$3.36		$3.18
Merchandise Gross Margin	36.5%		36.7%		36.9%		36.8%
Total Revenue	$3.340	billion	$3.440	billion	$3.540	billion	$3.600	billion
Expenses	28.1%		27.6%		27.1%		27.6%
Comparable Store Sales	0.0%		3.0%		5.5%		3.9%

     The results we achieved for the five target metrics for fiscal 2011, fiscal 2012, and fiscal 2013 are set forth below.

					Increase/		%
Corporate Financial Objectives	Fiscal 2011		Fiscal 2012		(Decrease)		Change
Adjusted Earnings Per Share	$2.11		$2.61		$0.50		23.7%
Merchandise Gross Margin	35.6%		36.3%		0.7%		—
Total Revenue	$2.811	billion	$3.113	billion	$302	million	10.7%
Expenses (1)	30.6%		30.4%		(0.2)%		—
Comparable Store Sales	2.8%		6.9%		4.1%		—
____________________

(1)	The expenses metric was not a corporate financial objective used to determine fiscal 2011 or fiscal 2012 cash bonuses.

					Increase/		%
Corporate Financial Objectives	Fiscal 2012		Fiscal 2013		(Decrease)		Change
Adjusted Earnings Per Share	$2.61		$3.18		$0.57		21.8%
Merchandise Gross Margin	36.3%		36.8%		0.5%		—
Total Revenue	$3.113	billion	$3.600	billion	$487	million	15.6%
Expenses (1)	30.4%		27.6%		(2.8)%		—
Comparable Store Sales	6.9%		3.9%		(3.0)%		—
____________________

(1)	The expenses metric was not a corporate financial objective used to determine fiscal 2012 cash bonuses.

     In fiscal 2013, the maximum level for total revenue was exceeded, and the target levels for earnings per share, merchandise gross margin, expenses, and comparable store sales were met or exceeded. Therefore, fiscal 2013 cash bonuses attributable to such corporate financial metrics were earned by our named executive officers.

     Total annual cash bonuses for our named executive officers for fiscal 2011, fiscal 2012, and fiscal 2013 were paid as follows.

	Fiscal 2011	Fiscal 2012	Fiscal 2013
Thomas L. Millner	$1,189,000	$1,874,155	$1,580,422
Ralph W. Castner	$493,999	$643,500	$555,300
Michael Copeland	(1)	$543,400	$512,110
Brian J. Linneman	$522,116	$715,000	$617,000
Scott K. Williams	(1)	$579,150	$518,280
____________________

(1)	Neither Mr. Copeland nor Mr. Williams were named executive officers for fiscal 2011.

     Earnings per share was chosen to help assure that compensation remains proportional to the return on investment earned by shareholders. For purposes of the fiscal 2013 cash bonus opportunities, earnings per share was measured on a diluted basis by dividing our net income by the sum of the weighted average number of shares outstanding during the period. Excluded from the earnings per share calculation were (1) any losses on sales of assets, (2) any impairment charges or fixed asset writedowns, (3) any charges related to acquisitions or their integration, and (4) any accumulated amortization of deferred grant income (all after tax). There were no unusual or extraordinary gains that impacted earnings per share for fiscal 2013.

     Merchandise gross margin measures the efficiency of our merchandising business. It was selected as a fiscal 2013 cash bonus opportunity metric because we are focused on growing profitably and sustainably as part of our vision. For purposes of the fiscal 2013 cash bonus opportunities, merchandise gross margin was calculated pursuant to the method used in the Company’s annual report for fiscal 2013 on Form 10-K.

     Total revenue measures total sales and other revenue. It was selected as a fiscal 2013 cash bonus opportunity metric because we are focused on profitably increasing our total revenue as part of our vision. For purposes of the fiscal 2013 cash bonus opportunities, total revenue was calculated pursuant to the method used in the Company’s annual report for fiscal 2013 on Form 10-K.

     Expenses is a financial metric that measures how efficiently we manage our resources. For purposes of the fiscal 2013 cash bonus opportunities, expenses were calculated as selling, distribution, and administrative (“SD&A”) expenses as a percentage of total revenue pursuant to the method used in the Company’s annual report for fiscal 2013 on Form 10-K; provided, however, that advertising expense (as disclosed in Note 1 to the consolidated financial statements in the Company’s annual report for fiscal 2013 on Form 10-K) was subtracted from SD&A expenses. In addition, excluded from the expenses calculation, to the extent included in SD&A expenses, were (1) any losses on sales of assets, (2) any impairment charges or fixed asset writedowns, (3) any charges related to acquisitions or their integration, and (4) any accumulated amortization of deferred grant income (all after tax).

     Comparable store sales measure how the retail stores in our comparable store sales base are contributing to our total revenue. For purposes of the fiscal 2013 cash bonus opportunities, comparable store sales were calculated pursuant to the method used in the Company’s annual report for fiscal 2013 on Form 10-K.

Fiscal 2014 Cash Bonus Opportunities

     In March 2014, the Compensation Committee set the targets and criteria for the fiscal 2014 cash bonus opportunities for our named executive officers under the 2013 Performance Bonus Plan. The following table sets forth the fiscal 2014 cash bonus opportunity for each of our named executive officers.

	Minimum Bonus	Target Bonus	Maximum Bonus
Thomas L. Millner	$494,500	$1,236,250	$1,978,000
Ralph W. Castner	$225,000	$450,000	$675,000
Michael Copeland	$207,500	$415,000	$622,500
Brian J. Linneman	$250,000	$500,000	$750,000
Scott K. Williams	$210,000	$420,000	$630,000

     In March 2014, the Compensation Committee determined that each named executive officer’s target cash bonus opportunity for fiscal 2014 will be based upon the achievement of corporate financial objectives relating to earnings per share, merchandise gross margin, total revenue, expenses (determined at two semi-annual periods), and comparable store sales. The Compensation Committee also determined the relative weights of each of the metrics which make up the corporate financial objectives. The Compensation Committee determined that 20% of each named executive officer’s cash bonus opportunity will be based on each metric. The named executive officers will receive no payment for a metric unless the Company achieves the minimum corporate financial objective for that metric. In addition, the named executive officers will receive no payment for any of the corporate financial objectives unless the minimum corporate financial objective for earnings per share is achieved.

     For our CEO, we established a fiscal 2014 minimum bonus opportunity equal to 50% of his base salary, a fiscal 2014 target bonus opportunity equal to 125% of his base salary, and a fiscal 2014 maximum bonus opportunity equal to 200% of his base salary. For each of our other named executive officers, we established a fiscal 2014 minimum bonus opportunity equal to 50% of their base salary, a fiscal 2014 target bonus opportunity equal to 100% of their base salary, and a fiscal 2014 maximum bonus opportunity equal to 150% of their base salary.

     In 2014, we plan to continue to grow by opening seven next-generation stores and four Outpost stores in the United States and three next-generation stores in Canada. Our planned 2014 store openings represent a 17% growth rate in retail square footage. We also plan to continue to take steps to expand our direct business and customer loyalty programs. We view this growth as key to the creation of sustainable long-term shareholder value. Nevertheless, we believe that growth must be profitable. Accordingly, the metrics for the 2014 cash bonus opportunities under the 2013 Performance Bonus Plan are designed to keep our executive officers focused on operating efficiencies while growing total revenue and comparable store sales.

     Earnings per share has been chosen to help assure that compensation remains proportional to the return on investment earned by shareholders. For purposes of the fiscal 2014 cash bonus opportunities, earnings per share will be measured on a diluted basis by dividing our net income by the sum of the weighted average number of shares outstanding during the period. Excluded from the earnings per share calculation will be (1) any losses on sales of assets, (2) any impairment charges or fixed asset writedowns, (3) any charges related to acquisitions or their integration, and (4) any accumulated amortization of deferred grant income (all after tax).

     Merchandise gross margin measures the efficiency of our merchandising business. It has been selected as a fiscal 2014 cash bonus opportunity metric because we are focused on growing profitably and sustainably as part of our vision. For purposes of the fiscal 2014 cash bonus opportunities, merchandise gross margin will be calculated pursuant to the method used in the Company’s annual report for fiscal 2014 on Form 10-K.

     Total revenue measures total sales and other revenue. It has been selected as a fiscal 2014 cash bonus opportunity metric because we are focused on profitably increasing our total revenue as part of our vision. For purposes of the fiscal 2014 cash bonus opportunities, total revenue will be calculated pursuant to the method used in the Company’s annual report for fiscal 2014 on Form 10-K.

     Expenses is a financial metric that measures how efficiently we manage our resources. For purposes of the fiscal 2014 cash bonus opportunities, expenses will be calculated as SD&A expenses as a percentage of total revenue; provided, however, that advertising expense will be subtracted from SD&A expenses. In addition, excluded from the expenses calculation, to the extent included in SD&A expenses, will be (1) any losses on sales of assets, (2) any impairment charges or fixed asset writedowns, (3) any charges related to acquisitions or their integration, and (4) any accumulated amortization of deferred grant income (all after tax).

     Comparable store sales measure how the retail stores in our comparable store sales base are contributing to our total revenue. For purposes of the fiscal 2014 cash bonus opportunities, comparable store sales will be calculated pursuant to the method used in the Company’s annual report for fiscal 2014 on Form 10-K.

     Following the completion of fiscal 2014, the Compensation Committee will assess the performance of the Company for each metric to determine the fiscal 2014 cash bonuses payable to our named executive officers. The actual bonuses payable for fiscal 2014, if any, will depend on the extent to which actual Company performance meets, exceeds, or falls short of the corporate financial objectives approved by the Compensation Committee. The Compensation Committee retains discretion to make downward adjustments to the bonuses yielded by the corporate financial objectives, but cannot make upward adjustments. For example, the Compensation Committee could make downward adjustments to the bonuses if there were unusual or extraordinary gains during the year.

How Individual Forms of Compensation are Structured and Implemented to Reflect the Named Executive Officers’ Individual Performance and Contribution

     We are engaged in a strategic effort to increase revenue, profit, and operating efficiency. Our executive officers work as a team to accomplish these goals. Their base pay, annual bonus opportunity, and respective long-term incentive opportunity reflect their individual contribution to the Company and market practices. For fiscal 2013, the extent to which individual short-term incentive bonuses were paid depended on the extent to which corporate financial objectives were met. Since the maximum level for total revenue was exceeded, and the target levels for earnings per share, merchandise gross margin, expenses, and comparable store sales were met or exceeded, fiscal 2013 cash bonuses attributable to such corporate financial metrics were earned by our named executive officers.

     The executive officers received option and restricted stock unit grants in March 2013 that vest over a four-year period. The amount of each individual grant reflects the Compensation Committee’s assessment of each individual’s contribution.

Policies and Decisions Regarding Adjustment or Recovery of Awards or Payments if Relevant Performance Measures are Restated or Adjusted

     We have not restated or adjusted relevant performance measures since we became a public company or before that time. We expect that we would take steps legally permissible to adjust or recover awards or payments in the event relevant performance measures upon which they were based were restated or otherwise adjusted in a manner that would reduce the size of an award or payment.

Impact that Amounts Received or Realizable From Previously Earned Compensation Have on Other Compensation

     We maintain no compensation plans or programs where gains from prior compensation would directly influence amounts currently earned. The only factor where gains from prior awards are considered is where the Compensation Committee determines the appropriate size of long-term incentive grants.

Our Proprietary Matters Agreements Contain Recoupment Provisions

     We have entered into Proprietary Matters Agreements with our executive officers, which, among other items, restrict our executive officers from disclosing confidential information of the Company, soliciting customers of the Company with whom the executive officer had personal contact and did business with, soliciting the Company’s employees for employment, and encouraging any vendor or supplier to alter its relationship with us. In order to protect our interests and our shareholders, if an executive officer violates the terms of his Proprietary Matters Agreement, the executive officer will forfeit all of his outstanding equity awards. Additionally, the executive officer would be required to reimburse us for any amounts received as profit or gain from any previously granted equity awards.

Our Change of Control Agreements Have a Double Trigger

     We have entered into agreements containing change in control severance provisions with our named executive officers and certain members of senior management. Payments to our named executive officers under these agreements are strictly tied to both a change in control and termination of employment. Under these agreements, if any of our named executive officers are terminated without cause or resign for good reason within twenty-four months of certain transactions resulting in a change in control, then the named executive officer will be entitled to receive certain severance benefits. The reasons for the change in control provisions are the same for us as in most companies in most industries. Named executive officers should be free to act in the best interests of shareholders when considering a sale without undue focus on their own job security. Additional information concerning these agreements and the potential payments due under these agreements can be found below in the section titled “Management Change of Control Severance Agreements.”

Impact of Accounting and Tax Treatment on Various Forms of Compensation

     In designing our compensation programs, we consider the applicable accounting treatment and seek to preserve tax deductibility, including under Section 162(m) of the Internal Revenue Code, to the extent consistent with the primary objectives of our compensation program. Our annual cash bonus payments under the Performance Bonus Plans, stock option awards, and performance-based restricted stock unit awards are all generally deductible under Section 162(m). We closely monitor the accounting and tax treatment of our Performance Bonus Plans and equity compensation plans, and in granting future awards, we expect to take the accounting and tax treatment into account.

Our Stock Ownership Requirements and Prohibition of Hedging Risk of Stock Ownership Further Align the Interests of our Executive Officers with Shareholders

     Since a significant ownership stake in the Company by its directors and executive officers leads to a stronger alignment of interests with shareholders, the Board has established minimum stock ownership and retention guidelines that apply to non-employee directors and executive officers.

  Non-employee directors are required to own Company stock equal in value to five times their annual cash retainers for Board and Board Committee service.

  The CEO is required to own stock equal in value to five times his annual base pay.

  Executive Vice Presidents are required to own stock equal in value to three times their annual base pay.

     Non-employee directors have until five years after election or appointment as a non-employee director to obtain these stock ownership levels and are required to make an initial purchase of Company stock within twelve months after election or appointment. Executive officers have until five years after appointment as an executive officer to obtain 50% of these stock ownership levels, and until ten years after appointment as an executive officer to obtain 100% of these stock ownership levels.

     Until such time as a non-employee director or executive officer satisfies the stock ownership guidelines, the non-employee director or executive officer is required to hold 100% of the shares received upon the exercise of stock options and upon the vesting of any restricted stock, restricted stock units, performance stock, performance units, or stock appreciation rights, in each case net of the shares sold or withheld to pay the exercise price and any taxes due upon exercise or vesting. All of our non-employee directors and executive officers are in compliance with the Company’s stock ownership and retention guidelines.

     An exception may be made in the case of a non-employee director or executive officer. Upon the request of a non-employee director or executive officer, the Board will consider if modification of the stock ownership and retention guidelines for the non-employee director or executive officer is appropriate in view of the non-employee director’s or executive officer’s personal circumstances.

     Our executive officers and directors are not allowed to make a short sale of stock, which we define as any transaction whereby one may benefit from a decline in our stock price, or buy or sell derivative securities relating to the Company’s stock.

The Role of Executive Officers in Determining Compensation

     Regarding most compensation matters, including executive compensation, our CEO and our Executive Vice President and Chief Administrative Officer provide recommendations to the Compensation Committee. During fiscal 2013, our CEO and our Executive Vice President and Chief Administrative Officer provided the Compensation Committee recommendations regarding annual salaries, bonus amounts, performance criteria, equity awards, and overall compensation strategy for our executive officers. These recommendations included recommendations regarding their own compensation. Although the Compensation Committee considers information and recommendations presented by our executive officers, it makes executive officer compensation decisions independent of the Company’s management.

     Compensation Committee Report

     The Compensation Committee has reviewed and discussed the Compensation Discussion and Analysis with management. Based on such review and discussions, the Compensation Committee recommended to the Board that the Compensation Discussion and Analysis be included in this Proxy Statement.

     The foregoing Compensation Committee Report for fiscal 2013 is provided by the undersigned members of the Compensation Committee.

Michael R. McCarthy (Chairman) John H. Edmondson Reuben Mark Beth M. Pritchard

     Summary Compensation Table

     The following table summarizes the total compensation earned by each of our named executive officers for the fiscal years ended December 28, 2013, December 29, 2012, and December 31, 2011.

							Change in
							Pension
							Value and
							Nonqualified
						Non-Equity	Deferred
				Stock	Option	Incentive Plan	Compensation	All Other
		Salary	Bonus	Awards	Awards	Compensation	Earnings	Compensation	Total
Name and Principal Position	Year	($)	($)(1)	($)(2)	($)(3)	($)	($)	($)(4)	($)
Thomas L. Millner,	2013	$989,000	—	$967,290	$2,022,205	$1,580,422	—	$10,200	$5,569,117
President and Chief	2012	$989,000	—	$844,080	$1,638,560	$1,874,155	—	$10,000	$5,355,795
Executive Officer	2011	$834,885	—	$645,360	$459,200	$1,189,000	—	$141,217	$3,269,662
Ralph W. Castner,
Executive Vice President	2013	$450,000	—	$483,645	$356,063	$555,300	—	$15,300	$1,860,308
and Chief Financial	2012	$446,683	—	$351,700	$253,760	$643,500	—	$14,900	$1,710,543
Officer	2011	$433,173	—	$268,900	$183,680	$493,999	—	$14,700	$1,394,452
Michael Copeland,	2013	$406,923	—	$483,645	$356,063	$512,110	—	$15,300	$1,774,041
Executive Vice President	2012	$363,269	—	$281,360	$190,320	$543,400	—	$8,539	$1,386,888
and Chief Operations
Officer
Brian J. Linneman,
Executive Vice President	2013	$500,000	—	$483,645	$356,063	$617,000	—	$15,300	$1,972,008
and Chief Merchandising	2012	$496,971	—	$422,040	$317,200	$715,000	—	$14,900	$1,966,111
Officer	2011	$484,135	$133,333	$322,680	$229,600	$552,116	—	$14,700	$1,736,564
Scott K. Williams,	2013	$416,539	—	$403,462	$285,188	$518,280	—	$10,200	$1,633,669
Executive Vice President	2012	$390,000	—	$351,700	$253,760	$579,150	—	$27,365	$1,601,975
and Chief Marketing and
E-Commerce Officer
____________________

(1)	For 2011, consists of a cash retention award paid to Mr. Linneman. The retention award was granted in 2008.

(2)	Reflects the grant date fair value in accordance with Financial Accounting Standards Board Accounting Standards Codification 718-10, Share-Based Payment (“ASC 718”). For 2013, 2012, and 2011, includes the grant date fair value of performance-based restricted stock units granted to our named executive officers. The performance criteria for fiscal 2013 performance-based restricted stock units is described under “Compensation Discussion and Analysis – Performance Criteria for Performance-Based Restricted Stock Units.”

(3)	Reflects the grant date fair value in accordance with ASC 718. Refer to Note 19 “Stock Based Compensation Plans and Employee Benefit Plans” in the Notes to Consolidated Financial Statements included in our Annual Report on Form 10-K filed on February 21, 2014, for the relevant assumptions used to determine the valuation of our option awards.

(4)	For 2013, consists of 401(k) Plan matching contributions for each of the named executive officers.

     Grants of Plan-Based Awards

     The following table sets forth, as to our named executive officers, information concerning equity awards and awards granted under our Performance Bonus Plan during the fiscal year ended December 28, 2013.

						All Other	All Other
						Stock	Option
						Awards:	Awards:		Grant Date
						Number of	Number of		Fair Value
			Estimated Possible Payouts Under			Shares of	Securities	Exercise or	of Stock
			Non-Equity Incentive Plan Awards			Stock or	Underlying	Base Price of	and Option
		Grant	Minimum	Target	Maximum	Units	Options	Option Awards	Awards
Name	Award Type	Date	($)	($)	($)	(#)	(#)	($/Sh)	($)(1)
Thomas L. Millner	Annual Option	03/02/13	—	—	—	—	31,650	$50.91	$712,125
	Annual Option	03/02/13	—	—	—	—	64,000	$58.55	$1,310,080
	Annual RSU	03/02/13	—	—	—	2,375	—	—	$120,911
	Annual PBRSU	03/02/13	—	—	—	16,625	—	—	$846,379
	Annual Cash	—	$494,500	$1,236,250	$1,978,000	—	—	—	—
Ralph W. Castner	Annual Option	03/02/13	—	—	—	—	15,825	$50.91	$356,063
	Annual RSU	03/02/13	—	—	—	2,375	—	—	$120,911
	Annual PBRSU	03/02/13	—	—	—	7,125	—	—	$362,734
	Annual Cash	—	$225,000	$450,000	$675,000	—	—	—	—
Michael Copeland	Annual Option	03/02/13	—	—	—	—	15,825	$50.91	$356,063
	Annual RSU	03/02/13	—	—	—	2,375	—	—	$120,911
	Annual PBRSU	03/02/13	—	—	—	7,125	—	—	$362,734
	Annual Cash	—	$207,500	$415,000	$622,500	—	—	—	—
Brian J. Linneman	Annual Option	03/02/13	—	—	—	—	15,825	$50.91	$356,063
	Annual RSU	03/02/13	—	—	—	2,375	—	—	$120,911
	Annual PBRSU	03/02/13	—	—	—	7,125	—	—	$362,734
	Annual Cash	—	$250,000	$500,000	$750,000	—	—	—	—
Scott K. Williams	Annual Option	03/02/13	—	—	—	—	12,675	$50.91	$285,188
	Annual RSU	03/02/13	—	—	—	2,375	—	—	$120,911
	Annual PBRSU	03/02/13	—	—	—	5,550	—	—	$282,551
	Annual Cash	—	$210,000	$420,000	$630,000	—	—	—	—
____________________

(1)	Reflects the grant date fair value of stock and option awards in accordance with ASC 718. Refer to Note 19 “Stock Based Compensation Plans and Employee Benefit Plans” in the Notes to Consolidated Financial Statements included in our Annual Report on Form 10-K filed on February 21, 2014, for the relevant assumptions used to determine the valuation of our option awards.

     Outstanding Equity Awards at Fiscal Year-End

     The following table sets forth outstanding stock option awards, classified as exercisable or unexercisable, and stock awards for each of our named executive officers as of December 28, 2013.

	Option Awards						Stock Awards
										Equity
										Incentive
									Equity	Plan
									Incentive	Awards:
									Plan	Market or
				Equity					Awards:	Payout
				Incentive					Number	Value of
	Number			Plan Awards:					of Unearned	Unearned
	of	Number of		Number of			Number of		Shares,	Shares,
	Securities	Securities		Securities			Shares or	Market Value	Units or	Units or
	Underlying	Underlying		Underlying			Units of	of Shares or	Other	Other
	Unexercised	Unexercised		Unexercised	Option		Stock That	Units of Stock	Rights	Rights That
	Options	Options		Unearned	Exercise	Option	Have Not	That Have	That Have	Have Not
	(#)	(#)		Options	Price	Expiration	Vested	Not Vested	Not Vested	Vested
Name	Exercisable	Unexercisable		(#)	($)	Date	(#)	($)(5)	(#)	($)(5)
Thomas L. Millner	111,720	—		—	$8.68	03/13/2017	5,625	$369,225	39,375	$2,584,575
	60,000	—		—	$16.18	03/02/2018
	26,668	13,332	(1)	—	$26.89	03/02/2019
	10,000	30,000	(2)	—	$35.17	03/02/2020
	—	64,000	(3)	—	$40.45	03/02/2020
	—	31,650	(4)	—	$50.91	03/02/2021
	—	64,000	(3)	—	$58.55	03/02/2021
Ralph W. Castner	23,700	—		—	$13.34	05/01/2014	5,625	$369,225	14,707	$965,367
	7,340	—		—	$20.00	05/01/2014
	20,000	—		—	$20.00	04/14/2015
	27,500	—		—	$19.35	05/09/2016
	35,000	—		—	$22.37	05/15/2015
	30,000	—		—	$15.25	05/13/2016
	30,000	—		—	$8.01	03/02/2017
	24,000	—		—	$16.18	03/02/2018
	10,668	5,332	(1)	—	$26.89	03/02/2019
	4,000	12,000	(2)	—	$35.17	03/02/2020
	—	15,825	(4)	—	$50.91	03/02/2021
Michael Copeland	12,500	—		—	$14.20	12/18/2015	5,625	$369,225	12,541	$823,191
	6,475	—		—	$15.25	05/13/2016
	3,838	—		—	$7.16	12/16/2016
	8,700	—		—	$8.01	03/02/2017
	15,000	—		—	$12.74	05/12/2017
	18,000	—		—	$16.18	03/02/2018
	8,000	4,000	(1)	—	$26.89	03/02/2019
	3,000	9,000	(2)	—	$35.17	03/02/2020
	—	15,825	(4)	—	$50.91	03/02/2021
Brian J. Linneman	36,700	—		—	$13.34	05/01/2014	5,625	$369,225	16,875	$1,107,675
	20,000	—		—	$20.00	04/14/2015
	27,500	—		—	$19.35	05/09/2016
	35,000	—		—	$22.37	05/15/2015
	50,000	—		—	$15.25	05/13/2016
	40,000	—		—	$8.01	03/02/2017
	30,000	—		—	$16.18	03/02/2018
	13,334	6,666	(1)	—	$26.89	03/02/2019
	5,000	15,000	(2)	—	$35.17	03/02/2020
	—	15,825	(4)	—	$50.91	03/02/2021
Scott K. Williams	4,000	12,000	(2)	—	$35.17	03/02/2020	7,957	$522,297	10,800	$708,912
	—	12,675	(4)	—	$50.91	03/02/2021
____________________

(1)	Options vest in three equal annual installments beginning on March 2, 2012, and have an eight-year term.

(2)	Options vest in four equal annual installments beginning on March 2, 2013, and have an eight-year term.

(3)	Options vest in three equal annual installments beginning on March 2, 2017, and have an eight-year term.

(4)	Options vest in four equal annual installments beginning on March 2, 2014, and have an eight-year term.

(5)	Market value of shares calculated by multiplying $65.64, the closing price of our common stock on December 27, 2013, the last business day of fiscal 2013, by the number of shares.

     Option Exercises and Stock Vested

     The following table presents information regarding the exercise of stock options by our named executive officers and the number of shares acquired by them on the vesting of stock awards during the fiscal year ended December 28, 2013.

	Option Awards		Stock Awards
	Number		Number
	of Shares	Value	of Shares	Value
	Acquired on	Realized	Acquired on	Realized
	Exercise	on Exercise	Vesting	on Vesting
Name	(#)	($)	(#)	($)
Thomas L. Millner	—	—	27,332	$1,391,472
Ralph W. Castner	13,000	$732,970	11,166	$568,461
Michael Copeland	—	—	8,665	$441,135
Brian J. Linneman	—	—	30,630	$1,824,690
Scott K. Williams	—	—	5,834	$335,050

     Equity Compensation Plan Information as of Fiscal Year-End

     The following table summarizes, as of December 28, 2013, information about our compensation plans under which equity securities of the Company are authorized for issuance.

	Number of	Weighted-	Number
	Securities	Average	of Securities
	to be Issued	Exercise Price	Remaining Available
	Upon Exercise	of	for Future Issuance
	of Outstanding	Outstanding	Under Equity
Plan Category	Options	Options	Compensation Plans
Equity compensation plans approved by security holders	3,461,364 (1)	$17.87	5,919,215 (2)
Equity compensation plans not approved by security holders	111,720 (3)	$8.68	0
Total	3,573,084	$17.58	5,919,215 (2)
____________________

(1)	Includes 869,867 shares underlying outstanding restricted stock units (including performance-based restricted stock units). Because there is no exercise price associated with restricted stock units, such equity awards are not included in the weighted-average exercise price calculation.

(2)	Of these shares, 1,970,185 remain available for future issuance under our 2013 Employee Stock Purchase Plan and 3,949,030 remain available for future issuance under our 2013 Stock Plan.

(3)	The Company’s non-shareholder approved plan is the inducement exception plan pursuant to NYSE rules for awards granted to Mr. Millner, President and CEO, pursuant to his employment agreement (“Millner Inducement Exception Awards”), under which no further grants may be made. The Millner Inducement Exception Awards were made pursuant to the inducement award exception under the NYSE rules to induce an executive officer to join the Company. These awards were granted to Mr. Millner pursuant to his employment agreement and were made in order to attract and retain an executive of his unique caliber and experience. The outstanding Millner Inducement Exception Awards consists of options to purchase 111,720 shares of common stock at $8.68 per share that vested ratably on March 13, 2010, March 13, 2011, and March 13, 2012. These options expire on March 13, 2017.

     Employment Agreements

     In January 2004, we entered into an employment agreement with Mr. James W. Cabela. Mr. James W. Cabela agreed to serve in the executive position of Vice Chairman of our Company or such other executive position that may be offered to and accepted by Mr. James W. Cabela. In June 2013, the Board appointed Mr. James W. Cabela as our executive Chairman. Under the employment agreement, Mr. James W. Cabela currently receives an annual base salary of $288,963 and is precluded from participating in any of our incentive compensation programs. We may terminate Mr. James W. Cabela’s employment agreement without cause upon 180 days written notice. We may terminate Mr. James W. Cabela’s employment agreement at any time for cause. Mr. James W. Cabela may terminate his employment agreement upon 90 days written notice. We are required to pay Mr. James W. Cabela his base salary through the effective date of any termination of his employment agreement. The employment agreement prohibits Mr. James W. Cabela from competing with us for a period of twelve months following the termination of the employment agreement for any reason. Mr. James W. Cabela has assigned to us exclusive rights in and to any intellectual property developed by him during his employment with us in the scope of our actual or anticipated business operations or that relates to any of our actual or anticipated products or services. We are required to provide Mr. James W. Cabela with statutory indemnification to the fullest extent provided by law for any claims asserted against him relating to his service as an officer or director of the Company.

     On March 18, 2009, in connection with Mr. Highby’s transition from President and CEO to a Vice Chairman, we entered into an employment agreement with Mr. Highby. The employment agreement naturally expired by its terms on March 31, 2014, and Mr. Highby is currently a non-employee director. During 2013 and through March 31, 2014, Mr. Highby received an annual base salary of $288,963 plus annual consulting fees of $200,000. Following the natural expiration of his employment agreement, Mr. Highby will receive compensation, including equity awards, that is commensurate with the compensation we pay to non-employee directors.

     At our June 5, 2013, Annual Meeting, Mr. Richard N. Cabela retired from the Board and his position as Chairman and became Chairman Emeritus. During 2013, we paid Mr. Richard N. Cabela $283,184 pursuant to the terms of his employment agreement. Mr. Richard N. Cabela passed away on February 17, 2014.

     Potential Payments Upon Termination or Change in Control

Management Change of Control Severance Agreements

     We have entered into agreements containing change in control severance provisions with our named executive officers. The terms of these agreements are substantially similar for each of our named executive officers. Under these agreements, if any of our named executive officers are terminated without cause or resign for good reason within twenty-four months of certain transactions resulting in a change in control, then they would be entitled to receive severance benefits equal to 2.99 times annual base salary and bonus, payable in a lump sum, and insurance benefits. The bonus element would be equal to the average of the last two incentive bonuses paid. Severance benefits are not payable if employment is terminated due to disability, retirement, or death.

     Each of these agreements also provides that any unvested equity award owned by such an executive, that did not vest upon the change in control pursuant to the terms of the applicable plan, would become fully vested and any non-competition and non-solicitation agreements we have with such an executive would automatically terminate. All confidentiality provisions, however, would remain in place.

     Generally, pursuant to these agreements, a “change in control” is deemed to occur upon:

  any acquisition (other than directly from the Company) of more than 50% of the combined voting power of the Company’s then outstanding voting securities by any “person” as defined in the Securities Exchange Act of 1934;

  the consummation of a sale or other disposition of all or substantially all of the assets of the Company, except for a sale after which the Board does not change;

  any merger, consolidation, or reorganization of the Company, unless the prior shareholders continue to own at least 51% of the outstanding equity interests of the Company;

  a complete liquidation or dissolution of the Company; or

  election of a Board at least a majority of which is not made up of directors as of the date of the change of control agreements or individuals approved by such directors.

     Generally, pursuant to these agreements, “good reason” is deemed to exist when there is a:

  material diminution in the executive’s base compensation;

  material diminution in the executive’s authority, duties, or responsibilities;

  material diminution in the authority, duties, or responsibilities of the supervisor to whom the executive is required to report, including, if the executive reports directly to the Board, a requirement that the executive report to a corporate officer or employee instead of reporting directly to the Board;

  material diminution in the budget over which the executive retains authority; or

  change in the executive’s principal place of employment by a distance in excess of 100 miles.

     Generally, pursuant to these agreements, “cause” includes:

  the executive being charged with a felony;

  fraud, embezzlement, or theft by the executive relating to the Company;

  gross negligence (i.e., actions in bad faith, not merely an error in judgment) of the executive which is materially detrimental to the Company’s business; or

  failure by the executive to fulfill his duties as an employee of the Company that have not been remedied within 30 days after written notice of such failure or repeated failure to fulfill the same duties after having received two notifications regarding such failure from the Company.

     If a change in control had taken place on December 27, 2013, the last business day of fiscal 2013, and our named executive officers were terminated without cause or resigned for good reason as of such date, the estimated severance payments and benefits that would have been provided are as follows.

						Maximum
		Value of				Value of
		18 Months	Value of	Maximum	Maximum	Accelerated
		Coverage	24 Months	Value of	Value of	Vesting of
		for Health	Coverage	Accelerated	Accelerated	Performance-
	Lump	and	for Life and	Vesting	Vesting of	Based
	Sum Cash	Dental	Disability	of Stock	Restricted	Restricted
	Payment	Insurance	Insurance	Options	Stock Units	Stock Units	Total
Name	($)	($)(1)	($)(1)	($)(2)	($)(3)	($)(4)	($)
Thomas L. Millner	$7,536,527	$28,376	$1,488	$3,962,840	$369,225	$2,584,575	$14,483,031
Ralph W. Castner	$3,046,061	$28,376	$1,488	$805,357	$369,225	$965,367	$5,215,874
Michael Copeland	$2,550,397	$28,376	$1,488	$662,332	$369,225	$823,191	$4,435,009
Brian J. Linneman	$3,389,338	$28,376	$1,488	$948,460	$369,225	$1,107,675	$5,844,562
Scott K. Williams	$2,977,110	$28,376	$1,488	$552,343	$522,297	$708,912	$4,790,526
____________________

(1)	The health, dental, life, and disability insurance payments are calculated based on the current per employee pro rata costs accrued each month and any premiums payable to third party carriers.

(2)	The maximum value of accelerated vesting of stock options was calculated by multiplying the number of shares underlying unvested options by the closing price of our common stock on December 27, 2013, and then deducting the aggregate exercise price.

(3)	The maximum value of accelerated vesting of restricted stock units was calculated by multiplying the number of shares of unvested restricted stock units by the closing price of our common stock on December 27, 2013.

(4)	The maximum value of accelerated vesting of performance-based restricted stock units was calculated by multiplying the number of shares of unvested performance-based restricted stock units by the closing price of our common stock on December 27, 2013. Vesting assumes the performance criteria had been satisfied.

2004 Stock Plan

     We have granted stock options and restricted stock units to our named executive officers under our 2004 Stock Plan and our 2013 Stock Plan (collectively, our “Stock Plans”). In addition, we have previously granted restricted stock to certain of our named executive officers under our 2004 Stock Plan. The 2013 Stock Plan was adopted by our shareholders in June 2013 in advance of the expiration of the 2004 Stock Plan. As the 2013 Stock Plan had not yet been adopted when the March 2, 2013, grants of stock options and restricted stock units were made to our named executive officers, all such grants to our named executive officers in 2013 were made pursuant to the 2004 Stock Plan. The 2004 Stock Plan contains certain change in control provisions. In the event of a change in control, the change in control provisions contained in the 2004 Stock Plan would operate independently of those contained in our management change of control severance agreements described above. If cash payments were made or option, restricted stock unit, and restricted stock vesting was accelerated under the 2004 Stock Plan as described below, our named executive officers would not receive the value of accelerated vesting of stock options, restricted stock units, and restricted stock listed in the table above under their management change of control severance agreements. In other words, the cash payments or accelerated vesting of stock options, restricted stock units, and restricted stock described below would be in lieu of the value of accelerated vesting of stock options, restricted stock units, and restricted stock listed in the table above.

     In the event of a change in control (as defined in the 2004 Stock Plan), each outstanding option under the 2004 Stock Plan would become fully vested and exercisable or, at the discretion of the Compensation Committee, each outstanding option (whether or not the option is otherwise at that time vested and exercisable for all the option shares) would be canceled in exchange for a payment in cash equal to the product of (i) the excess of the change in control price over the exercise price, and (ii) the number of shares of common stock covered by such option. If a change in control had taken place on December 27, 2013, the maximum value of accelerated vesting of stock options granted under the 2004 Stock Plan for each named executive officer would have been as follows using the closing price of our common stock on such date.

	2004 Stock Plan
	Number of
	Securities			Maximum Value of
	Underlying	Closing Price of	Option	Accelerated Vesting
	Unexercisable	Common Stock	Exercise	of Stock Options	Option
	Options	on Dec. 27, 2013	Price	($)(2) minus	Expiration
Name	(#)(1)	($)(2)	($)(3)	(3) times (1)	Date
Thomas L. Millner	13,332	$65.64	$26.89	$516,615	03/02/2019
	30,000	$65.64	$35.17	$914,100	03/02/2020
	64,000	$65.64	$40.45	$1,612,160	03/02/2020
	31,650	$65.64	$50.91	$466,205	03/02/2021
	64,000	$65.64	$58.55	$453,760	03/02/2021
Ralph W. Castner	5,332	$65.64	$26.89	$206,615	03/02/2019
	12,000	$65.64	$35.17	$365,640	03/02/2020
	15,825	$65.64	$50.91	$233,102	03/02/2021
Michael Copeland	4,000	$65.64	$26.89	$155,000	03/02/2019
	9,000	$65.64	$35.17	$274,230	03/02/2020
	15,825	$65.64	$50.91	$233,102	03/02/2021
Brian J. Linneman	6,666	$65.64	$26.89	$258,308	03/02/2019
	15,000	$65.64	$35.17	$457,050	03/02/2020
	15,825	$65.64	$50.91	$233,102	03/02/2021
Scott K. Williams	12,000	$65.64	$35.17	$365,640	03/02/2020
	12,675	$65.64	$50.91	$186,703	03/02/2021

     In the event the Compensation Committee selected the cash payment option, the cash payment to each named executive officer for each outstanding option granted under the 2004 Stock Plan would be as follows using the closing price of our common stock on December 27, 2013.

	2004 Stock Plan
	Number of
	Securities
	Underlying	Closing Price of	Option	Cash
	Outstanding	Common Stock	Exercise	Payment	Option
	Options	on Dec. 27, 2013	Price	($)(2) minus	Expiration
Name	(#)(1)	($)(2)	($)(3)	(3) times (1)	Date
Thomas L. Millner	111,720 (1)	$65.64	$8.68	$6,363,571	03/13/2017
	60,000	$65.64	$16.18	$2,967,600	03/02/2018
	40,000	$65.64	$26.89	$1,550,000	03/02/2019
	40,000	$65.64	$35.17	$1,218,800	03/02/2020
	64,000	$65.64	$40.45	$1,612,160	03/02/2020
	31,650	$65.64	$50.91	$466,205	03/02/2021
	64,000	$65.64	$58.55	$453,760	03/02/2021
Ralph W. Castner	23,700	$65.64	$13.34	$1,239,510	05/01/2014
	7,340	$65.64	$20.00	$334,998	05/01/2014
	20,000	$65.64	$20.00	$912,800	04/14/2015
	27,500	$65.64	$19.35	$1,272,975	05/09/2016
	35,000	$65.64	$22.37	$1,514,450	05/15/2015
	30,000	$65.64	$15.25	$1,511,700	05/13/2016
	30,000	$65.64	$8.01	$1,728,900	03/02/2017
	24,000	$65.64	$16.18	$1,187,040	03/02/2018
	16,000	$65.64	$26.89	$620,000	03/02/2019
	16,000	$65.64	$35.17	$487,520	03/02/2020
	15,825	$65.64	$50.91	$233,102	03/02/2021
Michael Copeland	12,500	$65.64	$14.20	$643,000	12/18/2015
	6,475	$65.64	$15.25	$326,275	05/13/2016
	3,838	$65.64	$7.16	$224,446	12/16/2016
	8,700	$65.64	$8.01	$501,381	03/02/2017
	15,000	$65.64	$12.74	$793,500	05/12/2017
	18,000	$65.64	$16.18	$890,280	03/02/2018
	12,000	$65.64	$26.89	$465,000	03/02/2019
	12,000	$65.64	$35.17	$365,640	03/02/2020
	15,825	$65.64	$50.91	$233,102	03/02/2021
Brian J. Linneman	36,700	$65.64	$13.34	$1,919,410	05/01/2014
	20,000	$65.64	$20.00	$912,800	04/14/2015
	27,500	$65.64	$19.35	$1,272,975	05/09/2016
	35,000	$65.64	$22.37	$1,514,450	05/15/2015
	50,000	$65.64	$15.25	$2,519,500	05/13/2016
	40,000	$65.64	$8.01	$2,305,200	03/02/2017
	30,000	$65.64	$16.18	$1,483,800	03/02/2018
	20,000	$65.64	$26.89	$775,000	03/02/2019
	20,000	$65.64	$35.17	$609,400	03/02/2020
	15,825	$65.64	$50.91	$233,102	03/02/2021
Scott K. Williams	16,000	$65.64	$35.17	$487,520	03/02/2020
	12,675	$65.64	$50.91	$186,703	03/02/2021
____________________

(1)	We granted Mr. Millner these options pursuant to the inducement award exception under the NYSE rules to induce an executive officer to join the Company. These options are governed by the same terms and conditions as if they were granted pursuant to the 2004 Stock Plan.

     Notwithstanding the foregoing, if the Compensation Committee determined before the change in control that all outstanding awards of options would be honored or assumed by the acquirer, or alternative awards with equal or better terms would be made available, such outstanding awards of options would not be canceled, their vesting and exercisability would not be accelerated, and there would be no payment in exchange for such awards.

     In the event of a change in control (as defined in the 2004 Stock Plan), each outstanding restricted stock unit under the 2004 Stock Plan would become fully vested. If a change in control had taken place on December 27, 2013, the maximum value of accelerated vesting of restricted stock units granted under the 2004 Stock Plan for each named executive officer would have been as follows using the closing price of our common stock on such date.

	2004 Stock Plan
			Maximum Value
			of Accelerated
	Number of	Closing Price of	Vesting of
	Restricted	Common Stock	Restricted Stock
	Stock Units	on Dec. 27, 2013	Units
Name	(#)(1)	($)(2)	($)(1) times (2)
Thomas L. Millner	5,625	$65.64	$369,225
Ralph W. Castner	5,625	$65.64	$369,225
Michael Copeland	5,625	$65.64	$369,225
Brian J. Linneman	5,625	$65.64	$369,225
Scott K. Williams	7,957	$65.64	$522,297

     Notwithstanding the foregoing, if the Compensation Committee determined before the change in control that all outstanding awards of restricted stock units would be honored or assumed by the acquirer, or alternative awards with equal or better terms would be made available, the vesting of the awards of the restricted stock units would not be accelerated.

     In the event of a change in control (as defined in the 2004 Stock Plan), each outstanding performance-based restricted stock unit under the 2004 Stock Plan would become fully vested (assuming the applicable performance criteria had been satisfied). If a change in control had taken place on December 27, 2013, the maximum value of accelerated vesting of restricted stock units granted under the 2004 Stock Plan for each named executive officer would have been as follows using the closing price of our common stock on such date.

	2004 Stock Plan
			Maximum Value
	Number of		of Accelerated
	Performance-		Vesting of
	Based	Closing Price of	Performance-Based
	Restricted	Common Stock	Restricted
	Stock Units	on Dec. 27, 2013	Stock Units
Name	(#)(1)	($)(2)	($)(1) times (2)
Thomas L. Millner	39,375	$65.64	$2,584,575
Ralph W. Castner	14,707	$65.64	$965,367
Michael Copeland	12,541	$65.64	$823,191
Brian J. Linneman	16,875	$65.64	$1,107,675
Scott K. Williams	10,800	$65.64	$708,912

     Notwithstanding the foregoing, if the Compensation Committee determined before the change in control that all outstanding awards of performance-based restricted stock units would be honored or assumed by the acquirer, or alternative awards with equal or better terms would be made available, the vesting of the awards of the performance-based restricted stock units would not be accelerated.

     Compensation Risks

     We believe that risks arising from our compensation policies and practices for our employees are not reasonably likely to have a material adverse effect on the Company. In addition, the Compensation Committee believes that the mix and design of the elements of executive compensation do not encourage management to assume excessive risks.

     The Compensation Committee has reviewed the elements of executive compensation to determine whether any portion of executive compensation encouraged excessive risk taking and concluded:

  significant weighting toward long-term incentive compensation (stock options, restricted stock units, performance-based restricted stock units, and premium-priced stock options) discourages excessive short-term risk taking. These long-term incentives are generally designed to increase in value based on stock price appreciation, which is determined by how the market values our common stock. Because of the strong link between stock price appreciation and how the market values our common stock, the Compensation Committee believes that significant weighting toward long-term incentive compensation helps to minimize the risk that our executive officers will take actions that could cause harm to the Company and its shareholders;

  annual cash bonus performance metrics are set to create sustainable long-term shareholder value. For fiscal 2013, these metrics were earnings per share, merchandise gross margin, total revenue, expenses, and comparable store sales. For fiscal 2014, these metrics are earnings per share, merchandise gross margin, total revenue, expenses (determined at two semi-annual periods), and comparable store sales. Additional information concerning our fiscal 2013 and fiscal 2014 cash bonus opportunities can be found on page 22 under the heading “Fiscal 2013 Cash Bonus Opportunities” and on page 23 under the heading “Fiscal 2014 Cash Bonus Opportunities”;

  annual cash bonus opportunities are capped by the Compensation Committee as discussed on page 23, which discourages our executive officers from solely focusing on short-term results;

  stock ownership and retention guidelines described under the heading “Our Stock Ownership Requirements and Prohibition of Hedging Risk of Stock Ownership Further Align the Interests of our Executive Officers with Shareholders” on page 26 discourage excessive risk taking and encourage our executive officers to focus on the creation of long-term value for shareholders rather than solely focusing on short-term results; and

  as a retailer, the Company does not face the same level of risks associated with compensation for employees at financial services companies (traders and instruments with a high degree of risk) or technology companies (rapidly changing markets).

DIRECTOR COMPENSATION

     During fiscal 2013, we paid our non-employee directors an annual retainer of $35,000 and a fee of $2,500 for each Board meeting attended ($1,000 for meetings attended by telephone). We also paid the Lead Director an annual retainer of $15,000, the Chair of the Audit Committee an annual retainer of $20,000, the Chair of the Compensation Committee an annual retainer of $15,000, and the Chair of the Nominating and Corporate Governance Committee an annual retainer of $15,000. In addition, each member of the Audit Committee (including the Chair) was paid an annual retainer of $15,000, each member of the Compensation Committee (including the Chair) was paid an annual retainer of $10,000, and each member of the Nominating and Corporate Governance Committee (including the Chair) was paid an annual retainer of $10,000. Directors who are employees of the Company receive no compensation for their service as directors.

     We promptly reimburse all non-employee directors for reasonable expenses incurred to attend Board meetings. In addition, non-employee directors are eligible to receive option grants under our Stock Plans. Under our Stock Plans, each of our non-employee directors is automatically granted an initial option to purchase 5,000 shares of our common stock upon the date the non-employee director first joins our Board. In addition, subject to certain restrictions in the plan, each non-employee director also will be automatically granted an annual option to purchase 5,000 shares of our common stock on the date immediately following our annual meeting of shareholders. The exercise price for each of these options will be the fair market value of the stock underlying the option on the date of the grant. The initial and annual option grants to non-employee directors vest on the first anniversary of the grant date.

     The table below summarizes the compensation paid to our non-employee directors for the fiscal year ended December 28, 2013.

					Change in
					Pension
					Value and
					Nonqualified
	Fees Earned			Non-Equity	Deferred
	or Paid in	Stock	Option	Incentive Plan	Compensation	All Other
Name	Cash	Awards	Awards	Compensation	Earnings	Compensation	Total
(1)	($)(2)	($)	($)(3)	($)	($)	($)	($)
Theodore M. Armstrong	$100,000	—	$146,200	—	—	—	$246,200
John H. Edmondson	$85,000	—	$146,200	—	—	—	$231,200
John Gottschalk	$120,000	—	$146,200	—	—	—	$266,200
Reuben Mark	$100,000	—	$146,200	—	—	—	$246,200
Michael R. McCarthy	$125,000	—	$146,200	—	—	—	$271,200
Donna M. Milrod(4)	—	—	—	—	—	—	—
Beth M. Pritchard	$70,000	—	$146,200	—	—	—	$216,200
____________________

(1)	Mr. James W. Cabela, the Company’s executive Chairman, Mr. Highby, the Company’s executive Vice Chairman during 2013, and Mr. Millner, the Company’s President and CEO, are not included in this table as they are employees of the Company and thus receive no compensation for their service as directors. The compensation received by Mr. Millner as an employee of the Company is shown in the Summary Compensation Table on page 28. Compensation received by Messrs. Cabela and Highby is not required to be presented in the Summary Compensation Table pursuant to the rules of the SEC because none served as the Company’s principal executive officer or principal financial officer, or was one of the Company’s other three most highly compensated executive officers, at any time during fiscal 2013.

(2)	The amount shown is the amount earned during fiscal 2013 by our non-employee directors. Our non-employee directors are paid annual retainer amounts in four quarterly installments. These installments are paid at the beginning of each quarter. Fees earned for meeting attendance during a quarter are paid at the beginning of the following quarter. The amount shown includes $25,000 for each of Messrs. Armstrong, Gottschalk, and McCarthy for fees earned as a director of World’s Foremost Bank, our wholly-owned bank subsidiary (“WFB”).

(3)	Reflects the grant date fair value in accordance with ASC 718. Refer to Note 19 “Stock Based Compensation Plans and Employee Benefit Plans” in the Notes to Consolidated Financial Statements included in our Annual Report on Form 10-K filed on February 21, 2014, for the relevant assumptions used to determine the valuation of our option awards. As of December 28, 2013, each director had the following number of stock options outstanding: Mr. Armstrong, 24,000; Mr. Edmondson, 16,000; Mr. Gottschalk, 26,000; Mr. Mark, 8,000; Mr. McCarthy, 31,340; Ms. Milrod, 0; and Ms. Pritchard, 8,000.

(4)	Ms. Milrod was appointed as a director on February 3, 2014.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

     The following table sets forth, as of April 7, 2014 (except as noted below), the number and percentage of outstanding shares of our common stock beneficially owned by each person known by us to beneficially own more than 5% of such stock, by each director and named executive officer, and by all directors and executive officers as a group.

     Except as otherwise noted below, the address for those individuals for which an address is not otherwise indicated is c/o Cabela’s, One Cabela Drive, Sidney, Nebraska 69160.

     We have determined beneficial ownership in accordance with the rules of the SEC. Except as otherwise indicated in the footnotes to the table below, we believe that the beneficial owners of the common stock listed below, based on the information furnished by such owners, have sole voting power and investment power with respect to such shares, subject to applicable community property laws. We have based our calculation of the percentage of beneficial ownership on 71,009,175 shares of common stock issued and outstanding as of April 7, 2014.

     In computing the number of shares of common stock beneficially owned by a person and the percentage ownership of that person, we deemed outstanding shares of common stock as to which the person has the right to acquire beneficial ownership within 60 days of April 7, 2014, through the exercise of any option, conversion rights, or other rights. We did not deem these shares outstanding for purposes of computing the percentage ownership of any other person.

	Number of Shares	Percentage of Shares
	of Common Stock	of Common Stock
Name of Beneficial Owner	Beneficially Owned	Beneficially Owned
5% Shareholders
James W. Cabela (1)	11,205,376	15.8%
Cabela’s Family, LLC (2)	5,753,211	8.1%
Wells Fargo & Company (3)	5,271,023	7.4%
The London Company (4)	4,203,133	5.9%
Directors and Named Executive Officers
Thomas L. Millner (5)	367,652	*
Ralph W. Castner (6)	479,540	*
Michael Copeland (7)	109,797	*
Brian J. Linneman (8)	438,959	*
Scott K. Williams (9)	21,845	*
Theodore M. Armstrong (10)	38,000	*
John H. Edmondson (11)	28,000	*
John Gottschalk (12)	85,464	*
Dennis Highby (13)	354,171	*
Reuben Mark (14)	1,285,413	1.8%
Michael R. McCarthy (15)	1,636,271	2.3%
Donna M. Milrod (16)	0	*
Beth M. Pritchard (17)	11,000	*
All Directors and Executive Officers (17 persons) (18)	16,302,674	22.6%
____________________

*Less than 1% of total.

(1)	Includes 10,402 shares of common stock held in our 401(k) Plan.

(2)	Cabela’s Family, LLC holds shared voting power with respect to these shares.

(3)	This is based on a Schedule 13G filed with the SEC on January 27, 2014, by Wells Fargo & Company on its behalf and on behalf of certain of its subsidiaries including Wells Capital Management Incorporated and Wells Fargo Funds Management, LLC. According to the Schedule 13G, as of December 31, 2013: (i) Wells Fargo & Company had sole voting power and sole dispositive power with regard to 26,264 shares of common stock, shared voting power with regard to 5,070,747 shares of common stock, and shared dispositive power with regard to 5,238,033 shares of common stock; (ii) Wells Capital Management Incorporated had shared voting power with regard to 297,380 shares of common stock and shared dispositive power with regard to 4,899,030 shares of common stock; and (iii) Wells Fargo Funds Management, LLC had sole voting power and sole dispositive power with regard to 24 shares of common stock and shared voting power and shared dispositive power with regard to 4,590,774 shares of common stock. The Schedule 13G states that (i) Wells Fargo & Company’s address is 420 Montgomery Street, San Francisco, California 94104; (ii) Wells Capital Management Incorporated’s address is 525 Market Street, 10th Floor, San Francisco, California, 94105; and (iii) Wells Fargo Funds Management, LLC’s address is 525 Market Street, San Francisco, California, 94105.

(4)	This is based on a Schedule 13G filed with the SEC on February 12, 2014, by The London Company. According to the Schedule 13G, The London Company had sole voting power and sole dispositive power with regard to 3,919,312 shares of common stock as of December 31, 2013, and shared dispositive power with regard to 283,821 shares of common stock as of December 31, 2013. The Schedule 13G states that The London Company’s address is 1801 Bayberry Court, Suite 301, Richmond, Virginia 23266.

(5)	Includes (a) 343 shares of common stock (unitized) held in our 401(k) Plan through the Cabela’s stock fund and (b) 239,633 shares of common stock issuable upon exercise of stock options within 60 days of April 7, 2014.

(6)	Includes (a) 119 shares of common stock held in our 401(k) Plan, (b) 496 shares of common stock (unitized) held in our 401(k) Plan through the Cabela’s stock fund, (c) 194,456 shares of common stock issuable upon exercise of stock options within 60 days of April 7, 2014, and (d) 111,981 shares of common stock held by Castner Family, LLC.

(7)	Includes (a) 405 shares of common stock (unitized) held in our 401(k) Plan through the Cabela’s stock fund and (b) 86,469 shares of common stock issuable upon exercise of stock options within 60 days of April 7, 2014.

(8)	Includes (a) 314 shares of common stock held in our 401(k) Plan, (b) 497 shares of common stock (unitized) held in our 401(k) Plan through the Cabela’s stock fund, and (c) 236,456 shares of common stock issuable upon exercise of stock options within 60 days of April 7, 2014.

(9)	Includes (a) 338 shares of common stock (unitized) held in our 401(k) Plan through the Cabela’s stock fund and (b) 11,169 shares of common stock issuable upon exercise of stock options within 60 days of April 7, 2014.

(10)	Includes 24,000 shares of common stock issuable upon exercise of stock options within 60 days of April 7, 2014. The address for Mr. Armstrong is 7730 Carondelet, Suite 103, St. Louis, Missouri 63105.

(11)	Includes 16,000 shares of common stock issuable upon exercise of stock options within 60 days of April 7, 2014. The address for Mr. Edmondson is 12112 Rancho Vistoso Boulevard, Suite A-150, Oro Valley, Arizona 85755.

(12)	Includes 26,000 shares of common stock issuable upon exercise of stock options within 60 days of April 7, 2014. The address for Mr. Gottschalk is 533 North 86th Street, Omaha, Nebraska 68114.

(13)	Includes (a) 14,595 shares of common stock held in our 401(k) Plan, (b) 372 shares of common stock (unitized) held in our 401(k) Plan, (c) 242,302 shares of common stock held by Highby Family, LLC, and (d) 20,000 shares of common stock issuable upon exercise of stock options within 60 days of April 7, 2014.

(14)	Includes 8,000 shares of common stock issuable upon exercise of stock options within 60 days of April 7, 2014. The address for Mr. Mark is c/o Colgate-Palmolive Company, 300 Park Avenue, New York, New York 10022.

(15)	Includes (a) 24,000 shares of common stock issuable upon exercise of stock options within 60 days of April 7, 2014, (b) 1,513,916 shares of common stock held by MGL Holdings, LLC, or Holdings, and (c) 72,720 shares of common stock held by a grantor retained annuity trust. Holdings is a wholly-owned subsidiary of McCarthy Group, LLC, or MGL. McCarthy Capital Corporation is an indirectly wholly-owned subsidiary of MGL and also the manager of Holdings. Mr. McCarthy is the Chairman of MGL. The address for Mr. McCarthy is c/o McCarthy Group, LLC, First National Tower, 1601 Dodge Street, Suite 3800, Omaha, Nebraska 68102.

(16)	The address for Ms. Milrod is c/o The Depository Trust & Clearing Corporation, 55 Water Street, New York, New York 10041.

(17)	Includes 5,000 shares of common stock issuable upon exercise of stock options within 60 days of April 7, 2014. The address for Ms. Pritchard is Three Bottomley Crescent, New Albany, Ohio 43054.

(18)	Includes 1,058,818 shares of common stock issuable upon exercise of stock options within 60 days of April 7, 2014.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

     Section 16(a) of the Securities Exchange Act of 1934, as amended, requires our officers and directors, and persons who own more than ten percent of a registered class of our equity securities, to file with the SEC and NYSE reports of ownership of our securities and changes in reported ownership. Based solely on a review of the reports furnished to us, or written representations from reporting persons that all reportable transactions were reported, we believe that during the fiscal year ended December 28, 2013, our officers, directors, and greater than ten percent owners timely filed all reports they were required to file under Section 16(a), except that Mr. Baker did not timely file a Form 4 for the vesting of restricted stock units in August 2013, but such Form 4 was subsequently filed.

TRANSACTIONS WITH RELATED PERSONS

     The Audit Committee has adopted a policy and procedures for review, approval, and monitoring of transactions involving the Company and “related persons” (directors, executive officers, shareholders owning more than five percent of any class of the Company’s voting securities, and any immediate family member of any of the foregoing). The policy covers any transaction, arrangement, or relationship in which the Company was, is, or will be a participant and the amount involved exceeds $120,000, and in which any related person had, has, or will have a direct or indirect interest.

     Related person transactions must be approved or ratified by the Audit Committee. The Audit Committee will approve or ratify only those related person transactions that are in, or are not inconsistent with, the best interests of the Company and its shareholders, as the Committee determines in good faith. In considering the transaction, the Audit Committee will consider all of the relevant facts and circumstances available to the Committee, including (if applicable), but not limited to: the benefits to the Company; the impact on a director’s independence in the event the related person is a director, an immediate family member of a director, or an entity in which a director is a partner, shareholder, or executive officer; the availability of other sources for comparable products or services; the terms of the transaction; and the terms available to unrelated third parties or to employees generally. No member of the Audit Committee will participate in any review, consideration, or approval of any related person transaction with respect to which such member or any of his or her immediate family members is the related person.

     The Audit Committee will annually review any previously approved or ratified related person transactions that remain ongoing. Based on all relevant facts and circumstances, taking into consideration the Company’s contractual obligations, the Audit Committee will determine if it is in the best interests of the Company and its shareholders to continue, modify, or terminate the related person transactions.

     In fiscal 2013, we paid $177,592 in salary and cash bonus to Matthew Highby, a son of Mr. Dennis Highby, a director. Mr. Matthew Highby was also granted equity awards with a grant date fair value (as determined in accordance with ASC 718) of $24,182. In fiscal 2013, Mr. Matthew Highby was also eligible to participate in all benefit programs generally available to employees and his compensation is commensurate with that of his peers.

     In fiscal 2013, we paid $202,382 in salary and cash bonus to Sarah Kaiser, a daughter of Mr. Dennis Highby, a director. Ms. Kaiser was also granted equity awards with a grant date fair value (as determined in accordance with ASC 718) of $58,728. In fiscal 2013, Ms. Kaiser was also eligible to participate in all benefit programs generally available to employees and her compensation is commensurate with that of her peers.

     In fiscal 2013, we paid $108,113 in salary and cash bonus to Carter Kokjer, a son-in-law of Mr. Dennis Highby, a director. Mr. Kokjer was also granted equity awards with a grant date fair value (as determined in accordance with ASC 718) of $20,364. In fiscal 2013, Mr. Kokjer was also eligible to participate in all benefit programs generally available to employees and his compensation is commensurate with that of his peers.

     In fiscal 2013, we paid $186,737 in salary and cash bonus to Trent Santero, a son-in-law of Mr. Dennis Highby, a director. Mr. Santero was also granted equity awards with a grant date fair value (as determined in accordance with ASC 718) of $58,728. In fiscal 2013, Mr. Santero was also eligible to participate in all benefit programs generally available to employees and his compensation is commensurate with that of his peers.

PROPOSAL TWO –
RATIFICATION OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

     The Audit Committee has selected Deloitte & Touche LLP, or Deloitte, as the Company’s independent registered public accounting firm for fiscal 2014, and the Board is asking shareholders to ratify that selection. Although current law, rules, and regulations, as well as the charter of the Audit Committee, require the Company’s independent registered public accounting firm to be engaged, retained, and supervised by the Audit Committee, the Board considers the selection of the independent registered public accounting firm to be an important matter of shareholder concern and is submitting the selection of Deloitte for ratification by shareholders as a matter of good corporate practice.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” THE PROPOSAL.

     Representatives of Deloitte are expected to be present at the Annual Meeting. They will have the opportunity to make a statement and will be available to respond to appropriate questions. If the shareholders should fail to ratify the selection of Deloitte as the Company’s independent registered public accounting firm for fiscal 2014, the Audit Committee will designate the Company’s independent registered public accounting firm for fiscal 2014.

     The following table shows the aggregate fees billed to us for professional services by Deloitte for fiscal years 2013 and 2012:

	Fiscal 2013	Fiscal 2012
Audit Fees	$1,118,378	$1,093,675
Audit-Related Fees	239,750	134,055
Tax Fees	210,184	143,966
All Other Fees	4,000	4,000
Total Fees	$1,572,312	$1,375,696

     A description of the types of services provided in each category is as follows:

     Audit Fees - For fiscal 2013 and 2012, includes fees for professional services and expenses relating to the audit of our annual financial statements, the audit of our internal control over financial reporting, and the review of our quarterly financial information.

     Audit-Related Fees - For fiscal 2013 and 2012, includes fees for professional services and expenses relating to work for our wholly-owned bank subsidiary, World’s Foremost Bank, as it relates to the bank’s securitization transactions.

     Tax Fees - For fiscal 2013 and 2012, includes fees for professional services and expenses related to ongoing IRS examinations.

     All Other Fees - For fiscal 2013 and 2012, consists of a subscription service for use of an accounting research tool.

     None of the services described above were approved pursuant to the de minimis exception provided in Rule 2-01(c)(7)(i)(C) of Regulation S-X promulgated by the SEC. The Audit Committee also concluded that Deloitte’s provision of audit and non-audit services to the Company and its affiliates is compatible with Deloitte’s independence.

     The Audit Committee has adopted a policy for the pre-approval of audit and permitted non-audit services that may be performed by the Company’s independent registered public accounting firm. Under this policy, each year, at the time it engages the independent registered public accounting firm, the Audit Committee pre-approves the audit engagement terms and fees and also may pre-approve detailed types of audit-related and permitted tax and other services, subject to certain dollar limits, to be performed during the next twelve months. All other non-audit services are required to be pre-approved by the Audit Committee on an engagement-by-engagement basis, subject to those exceptions that may be permitted by applicable law. The Audit Committee may delegate its authority to pre-approve services to one or more of its members, whose activities shall be reported to the Audit Committee at each regularly scheduled meeting.

PROPOSAL THREE –
ADVISORY VOTE ON EXECUTIVE COMPENSATION

     The Dodd-Frank Wall Street Reform and Consumer Protection Act (the “Dodd-Frank Act”) amended the Securities Exchange Act of 1934 (the “Exchange Act”) to require publicly-traded companies to conduct a non-binding shareholder advisory vote on executive compensation, as disclosed pursuant to Item 402 of Regulation S-K. Additionally, the Dodd-Frank Act amended the Exchange Act to require publicly-traded companies to submit to their shareholders, at least once every six years, an advisory vote as to how often the shareholders wish the Company to include in our Proxy Statement an advisory vote on executive compensation. Accordingly, we included proposals in our 2011 Proxy Statement regarding advisory votes on our executive compensation practices and the desired frequency of future advisory votes on executive compensation. Based in part upon the results of the shareholder advisory vote on the frequency of advisory votes on executive compensation, the Board determined to hold an advisory vote on executive compensation every year until the next vote on the frequency of such advisory votes.

     As such, the Company is submitting this proposal, requesting that the shareholders approve the compensation of the Company’s named executive officers and the Company’s executive compensation policies and practices, all of which are set forth above in the Compensation Discussion and Analysis and related compensation tables and disclosures.

     As discussed in the Compensation Discussion and Analysis, our compensation programs are intended to provide a link between the creation of shareholder value and the compensation earned by our executive officers. We believe that our compensation programs provide such a link with shareholder value due to the following:

  Short-term cash bonus opportunities are set on an annual basis, consisting of milestones which contribute to growth in shareholder value.

  The Company’s long-term incentive plans are designed to reward executive officers for the achievement of long-term objectives, which result in an increase in shareholder value.

  Since a significant ownership stake in the Company leads to a strong alignment of interests with shareholders, our executive officers are subject to minimum stock ownership and retention guidelines. Our CEO is required to own stock equal in value to five times his annual base salary, and Executive Vice Presidents are required to own stock equal in value to three times their annual base salary. All of our executive officers are in compliance with the Company’s stock ownership and retention guidelines.

  Management Change of Control Severance Agreements with our named executive officers contain a double trigger and any payments under these agreements are strictly tied to both a change in control and termination of employment.

  Management Change of Control Severance Agreements with our named executive officers, if triggered, call for payments of less than three times annual base salary and bonus.

  Management Change of Control Severance Agreements with our named executive officers, if triggered, do not provide tax gross-ups to our named executive officers.

  The Stock Plans prohibit the cash buyout of underwater options or stock appreciation rights.

  The Stock Plans prohibit the repricing of options.

  Proprietary Matters Agreements with our executive officers require our executive officers to forfeit all of their outstanding equity awards and reimburse us for any amounts received as profit or gain from any previously granted equity awards if the executive officer breaches the Proprietary Matters Agreement.

  Executive officers receive retirement, health, and welfare benefits that are consistent with our other exempt employees and are not entitled to additional benefits.

  Executive officers are not allowed to make a short sale of stock, which we define as any transaction whereby one may benefit from a decline in our stock price, or buy or sell derivative securities relating to the Company’s stock.

     The objectives of our compensation programs are to: attract, motivate, and retain superior talent; ensure that compensation is commensurate with our performance and shareholder returns; provide performance awards for the achievement of strategic objectives that are critical to our long-term growth; and ensure that our executive officers and certain key personnel have financial incentives to achieve sustainable growth in shareholder value. Our Compensation Committee continually reviews our compensation programs to ensure such programs create an appropriate balance between executive compensation and shareholder value.

     The Company requests that you vote in favor of the compensation of the Company’s named executive officers and the Company’s executive compensation policies and practices, as set forth above in the Compensation Discussion and Analysis and related compensation tables and disclosures. Accordingly, the following resolution is submitted to the shareholders for a vote at the Annual Meeting:

“RESOLVED, that the compensation paid to the Company’s named executive officers, as disclosed pursuant to Item 402 of Regulation S-K, including the Compensation Discussion and Analysis, compensation tables, and narrative discussion, is hereby APPROVED.”

     Although this advisory vote on executive compensation is non-binding, the Board and the Compensation Committee will review the results of this vote and consider such results when making future decisions related to executive compensation.

     THE BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” THE PROPOSAL.

PROPOSALS OF SHAREHOLDERS FOR 2015 ANNUAL MEETING

     If you would like to present a proposal for possible inclusion in our 2015 Proxy Statement pursuant to the SEC’s rules, send the proposal to our Secretary, Cabela’s, One Cabela Drive, Sidney, Nebraska 69160. Proposals must be received by December 23, 2014.

     Shareholders who want to bring business before the annual meeting of shareholders in 2015, other than through a shareholder proposal pursuant to the SEC’s rules, must notify our Secretary in writing and provide the information required by the provision of our Amended and Restated Bylaws dealing with shareholder proposals. The notice must be received at our principal executive offices not less than 120 days or more than 150 days prior to the first anniversary of the Annual Meeting. The requirements for such notice are set forth in our Amended and Restated Bylaws. The Company reserves the right to reject, rule out of order, or take other appropriate action with respect to any proposal that does not comply with these and other applicable requirements.

OTHER MATTERS

     The Board does not intend to bring any other business before the Annual Meeting, and so far as is known to the Board, no matters are to be brought before the Annual Meeting except as specified in the notice of the meeting. In addition to the scheduled items of business, shareholder proposals (including proposals omitted from the Proxy Statement and proxy card pursuant to the proxy rules of the SEC) and matters relating to the conduct of the Annual Meeting may be considered at the Annual Meeting. As to any other business that may properly come before the Annual Meeting, it is intended that proxies will be voted in respect thereof in accordance with the judgment of the persons voting such proxies.

     Our Annual Report on Form 10-K, as filed by us with the SEC (excluding exhibits), is a portion of the Annual Report that is being furnished to our shareholders as set forth in the Notice of Internet Availability. Our Annual Report will be mailed to those shareholders who request to receive written proxy materials. However, such Annual Report, including the Annual Report on Form 10-K, is not to be considered part of this proxy solicitation material. A copy of exhibits to our Annual Report on Form 10-K will be provided upon request to our Secretary, Cabela’s, One Cabela Drive, Sidney, Nebraska 69160 upon the payment of a reasonable fee to furnish such exhibits.

DATED: Sidney, Nebraska, April 22, 2014.

APPENDIX A

CABELA’S INCORPORATED
INDEPENDENCE GUIDELINES AND CATEGORICAL STANDARDS

     The Board intends that, except during periods of temporary vacancies, a majority of the directors will be independent directors, as independence is determined by the Board, based on the guidelines set forth below. Directors who do not satisfy these independence guidelines also make valuable contributions to the Board and to the Company by reason of their experience and wisdom.

     The Board has established the following guidelines to assist it in determining director independence, which conform to or exceed the independence requirements in the New York Stock Exchange listing requirements. In addition to applying these guidelines, the Board will consider all relevant facts and circumstances in making an independence determination, and not merely from the standpoint of the director, but also from that of persons or organizations with which the director has an affiliation.

     For a director to be considered independent, the Board must determine that the director does not have any direct or indirect material relationship with the Company. In addition:

i.	A director who is an employee, or whose immediate family member is an executive officer, of the Company is not independent until three years after the end of such employment relationship.

ii.	A director who receives any direct compensation from the Company, other than director and committee fees and pension or other forms of deferred compensation for prior service (provided such compensation is not contingent in any way on continued service), or whose immediate family member receives more than $100,000 per year in direct compensation, is not independent until three years after such compensation has been received.

iii.	A director who is affiliated with or employed by, or whose immediate family member is employed in a professional capacity by, a present or former internal or external auditor of the Company is not independent until three years after the end of the affiliation or the employment or auditing relationship.

iv.	A director who is employed, or whose immediate family member is employed, as an executive officer of another company where any of the Company’s present executives serve on that company’s compensation committee is not independent until three years after the end of such service or the employment relationship.

v.	A director who is employed by, or whose immediate family member is an executive officer of, a company that makes payments to, or receives payments from, the Company for property or services in an amount which, in any single fiscal year, exceeds the greater of $1 million, or 2% of such other company’s consolidated gross revenues, is not independent until three years after falling below such threshold.

vi.	A director who has a direct or indirect material interest (as determined by the Board), or whose immediate family member has a direct or indirect material interest (as determined by the Board), in any transaction since the beginning of the Company’s last fiscal year, or any proposed transaction, in which the Company was or is to be a participant and the amount involved exceeds $120,000 is not independent until one year after completion of the transaction.

A-1

     The Board has determined that the following relationships are categorically immaterial and shall not disqualify a director or nominee from being considered independent.

i.	A director, or an immediate family member of a director, is affiliated with, or is a partner, employee, officer, director, or less than 25% owner of, a company that makes or has made payments to, or receives or has received payments (other than contributions, if the entity is a tax–exempt organization) from, the Company for property or services, and the amount of such payments has not within any of such other company’s three most recently completed fiscal years exceeded the greater of $1 million or 1% of such other company’s consolidated gross revenues for such year.

ii.	A director, or an immediate family member of a director, is affiliated with, or is a partner, employee, officer, director, or less than 25% owner of, a bank, savings and loan association, insurance company, or other institutional lender that makes or has made loans to the Company (which shall include the purchase of notes or other debt instruments), and the amount of such loans has not within any of such lender’s three most recently completed fiscal years exceeded 1% of such lender’s, or 10% of the Company’s, consolidated gross assets.

iii.	A director, or an immediate family member of a director, is affiliated with, or is a partner, employee, officer, director, or less than 25% owner of, a paid advisor, paid consultant, or paid provider of professional services to any member of the Company’s senior management or Board, or any immediate family member of a member of the Company’s senior management or Board, and the amount of such payments has not within any of such firm’s three most recently completed fiscal years exceeded the greater of $250,000 or 1% of such other firm’s consolidated gross revenues for such year.

iv.	A director, or an immediate family member of a director, is a trustee, fiduciary, director, or officer of a tax-exempt organization to which the Company contributes, and the contributions to such organization by the Company have not within any of such organization’s three most recently completed fiscal years exceeded the greater of $250,000 or 1% of such organization’s consolidated gross revenues for such year.

A-2

APPENDIX B

CABELA’S INCORPORATED
QUALIFICATIONS AND SPECIFIC QUALITIES AND SKILLS REQUIRED FOR DIRECTORS

Board Membership Criteria

     The Nominating and Corporate Governance Committee works with the Board on a regular basis to determine the appropriate characteristics, skills and experience for the Board as a whole and its individual members with the objective of having a Board with diverse backgrounds and appropriate experience. In evaluating the suitability of individual Board members, the Board takes into account many factors, including general understanding of marketing, finance and other disciplines relevant to the success of a growing publicly traded company in today’s business environment, understanding of the Company’s business, educational and professional background, personal accomplishment, and gender, age, and ethnic diversity. The Board evaluates each individual in the context of the Board as a whole, with the objective of recommending a group that can best perpetuate the success of the Company’s business and represent stockholder interests through the exercise of sound judgment, using its diversity of experience. In determining whether to recommend a director for re-election, the Nominating and Corporate Governance Committee also considers the director’s past attendance at meetings and participation in and contributions to the activities of the Board.

Personal Characteristics and Core Competencies of Directors

     Individual directors should possess all of the following personal characteristics:

  Integrity and Accountability - Character is the primary consideration in evaluating any Board member. Directors should demonstrate high ethical standards and integrity in their personal and professional dealings and be willing to act on and remain accountable for their boardroom decisions.

  Informed Judgment - Board members should have the ability to provide wise, thoughtful counsel on a broad range of issues. Directors should possess high intelligence and wisdom and apply it in decision making.

  Financial Literacy - One of the important roles of the Board is to monitor the Company’s financial performance. Board members should be financially literate. Directors should know how to read a balance sheet, income statement and cash flow statement, and understand the use of financial ratios and other indices for evaluating Company performance.

  Mature Confidence - The Board functions best when directors value Board and team performance over individual performance. Openness to other opinions and the willingness to listen should rank as highly as the ability to communicate persuasively. Board members should approach others assertively, responsibly and supportively and raise tough questions in a manner that encourages open discussion.

  High Performance Standards - In today’s highly competitive world, only companies capable of performing at the highest levels are likely to prosper. Board members should have a history of achievements that reflect high standards for themselves and others.

  Passion - Directors should be passionate about the performance of the Company, both in absolute terms and relative to its peers. That passion should manifest itself in engaged debate about the future of the Company and a camaraderie among the Board that both challenges and inspires the Company’s employees.

B-1

  Creativity - Success in the retail business will ultimately go to the participants who adapt quickly to changing environments and implement creative solutions to the significant challenges faced by industry participants. Board members should possess the creative talents needed to augment those of management.

Core Competencies of the Board as a Whole

     To adequately fulfill the Board’s complex roles, from overseeing the audit and monitoring managerial performance to responding to crises and approving the Company’s strategic plan, a host of core competencies need to be represented on the Board. The Board as a whole should possess the following core competencies, with each member contributing knowledge, experience and skills in one or more domains.

  Accounting and Finance - Among the most important missions of the Board is ensuring that stockholder value is both enhanced through corporate performance and protected through adequate internal financial controls. The Board should have one or more directors with specific expertise in financial accounting and corporate finance, especially with respect to trends in debt and equity markets.

  Business Judgment - Stockholders rely on directors to make sensible choices on their behalf. Directors should have a record of making good business decisions in the corporate sector.

  Management - To monitor corporate management, the Board needs to understand management trends in general and industry trends in particular. The Board should have one or more directors who understand and stay current on general management “best practices” and their application in complex, rapidly evolving business environments.

  Crisis Response - Organizations inevitably experience both short and long-term crises. The ability to deal with crises can minimize ramifications and limit negative impact on Company performance. Boards should have one or more directors who have the ability and time to perform during periods of both short-term and prolonged crises.

  Industry Knowledge - Companies continually face new opportunities and threats that are unique to their industries. The Board should have one or more members with appropriate and relevant industry-specific knowledge.

  Leadership - Ultimately, a company’s performance will be determined by the directors’ and CEO’s ability to attract, motivate and energize a high-performance leadership team. The Board should have one or more directors who understand and possess empowerment skills and have a history of motivating high-performing talent.

  Strategy and Vision - A key Board role is to approve and monitor Company strategy to ensure the Company’s continued high performance. The Board should have one or more directors with the skills and capacity to provide strategic insight and direction by encouraging innovation, conceptualizing key trends, evaluating strategic decisions and continuously challenging the organization to sharpen its vision.

B-2

CABELA’S INCORPORATED

ANNUAL MEETING OF SHAREHOLDERS

Wednesday, June 4, 2014
10:00 a.m. Mountain Time

Sidney High School
1122 19th Avenue
Sidney, Nebraska 69162

Cabela’s Incorporated One Cabela Drive Sidney, Nebraska 69160	proxy

This proxy is solicited by the Board of Directors of Cabela’s Incorporated (the “Company”) for use at the Annual Meeting of Shareholders to be held on June 4, 2014, and any adjournment thereof.

By signing the proxy, you revoke all prior proxies and appoint Ralph W. Castner and Brent LaSure, and each of them acting in the absence of the other, as proxies, with full power of substitution, to vote your shares of the Company’s common stock on the matters shown on the reverse side and any other matters which may come before the Annual Meeting of Shareholders to be held at Sidney High School, 1122 19th Avenue, Sidney, Nebraska 69162, on Wednesday, June 4, 2014, at 10:00 a.m. Mountain Time, and any adjournment thereof, in accordance with the instructions on the reverse hereof.

If you participate in the Company’s 401(k) Savings Plan (“401(k) Plan”) and had contributions invested in the Company’s common stock on April 7, 2014, this proxy will serve as voting instructions for the trustee of the 401(k) Plan. If no instructions are given, or if this proxy is not received by our transfer agent by May 30, 2014, your shares held in the 401(k) Plan will not be voted and will not be counted as present at the meeting.

See reverse for voting instructions.

Shareowner Services P.O. Box 64945 St. Paul, MN 55164-0945

Vote by Internet, Telephone, or Mail
24 Hours a Day, 7 Days a Week

Your phone or Internet vote authorizes the named
proxies to vote your shares in the same manner as if
you marked, signed, and returned your proxy card.

INTERNET – www.proxypush.com/cab Use the Internet to vote your proxy until 11:59 p.m. (CDT) on June 3, 2014.

PHONE – 1-866-883-3382 Use a touch-tone telephone to vote your proxy until 11:59 p.m. (CDT) on June 3, 2014.

MAIL – Mark, sign, and date your proxy card and return it in the postage-paid envelope provided.

If you vote your proxy by Internet or by Telephone, you do NOT need to mail back your Proxy Card.

Please detach here

The Board of Directors Recommends a Vote FOR Items 1, 2, and 3.
1.	Election of directors:		FOR	AGAINST	ABSTAIN			FOR	AGAINST	ABSTAIN
	01	Theodore M. Armstrong	☐	☐	☐	06	Reuben Mark	☐	☐	☐
	02	James W. Cabela	☐	☐	☐	07	Michael R. McCarthy	☐	☐	☐
	03	John H. Edmondson	☐	☐	☐	08	Thomas L. Millner	☐	☐	☐
	04	John Gottschalk	☐	☐	☐	09	Donna M. Milrod	☐	☐	☐
	05	Dennis Highby	☐	☐	☐	10	Beth M. Pritchard	☐	☐	☐

2.	Ratification of the appointment of Deloitte & Touche LLP as the Company’s independent registered public accounting firm for fiscal 2014.	☐	For	☐	Against	☐	Abstain

3.	An advisory vote to approve executive compensation.	☐	For	☐	Against	☐	Abstain

4.	In their discretion, upon such other matters as may properly come before the meeting or any adjournment thereof.

THIS PROXY WHEN PROPERLY EXECUTED WILL BE VOTED AS DIRECTED OR, IF NO DIRECTION IS GIVEN, WILL BE VOTED AS THE BOARD RECOMMENDS.
Date
Address Change? Mark box, sign, and indicate changes below: ☐

Signature(s) in Box
Please sign exactly as your name(s) appears on the Proxy. If held in joint tenancy, all persons should sign. Trustees, administrators, etc., should include title and authority. Corporations should provide name of corporation and title of authorized officer signing the Proxy.

Shareowner Services P.O. Box 64945 St. Paul, MN 55164-0945

CABELA’S INCORPORATED ANNUAL MEETING OF SHAREHOLDERS Wednesday, June 4, 2014 10:00 a.m. Mountain Time Sidney High School 1122 19th Avenue Sidney, Nebraska 69162

Important Notice Regarding the Availability of Proxy Materials for the
Shareholder Meeting to be Held on Wednesday, June 4, 2014.

Notice is hereby given that the Annual Meeting of Shareholders of Cabela’s Incorporated (the “Company”) will be held at Sidney High School, 1122 19th Avenue, Sidney, Nebraska 69162, on Wednesday, June 4, 2014, at 10:00 a.m. Mountain Time.

This communication presents only an overview of the more complete proxy materials that are available to you on the Internet. We encourage you to access and review all of the important information contained in the proxy materials before voting.

The Proxy Statement and Annual Report are available at www.proxydocs.com/cab

If you want to receive a paper copy or an e-mail with links to the electronic materials, you must request one. There is no charge to you for requesting a copy. Please make your request for a copy as instructed on the reverse side of this notice on or before May 23, 2014, to facilitate timely delivery.

Matters intended to be acted upon at the meeting are listed below.
The Board of Directors Recommends a Vote FOR Proposals 1, 2, and 3.

1.	Election of Directors:
01 Theodore M. Armstrong	05 Dennis Highby	08 Thomas L. Millner
02 James W. Cabela	06 Reuben Mark	09 Donna M. Milrod
03 John H. Edmondson	07 Michael R. McCarthy	10 Beth M. Pritchard
04 John Gottschalk
2.	Ratification of the appointment of Deloitte & Touche LLP as the Company’s independent registered public accounting firm for fiscal 2014.
3.	An advisory vote to approve executive compensation.
4.	In their discretion, upon such other matters as may properly come before the meeting or any adjournment thereof.
THIS IS NOT A FORM FOR VOTING

You may immediately vote your proxy on the Internet at:

www.proxypush.com/cab

  Use the Internet to vote your proxy 24 hours a day, 7 days a week, until 11:59 p.m. (CDT) on June 3, 2014.

  Please have this Notice and the last four digits of your Social Security Number or Tax Identification Number available. Follow the instructions to vote your proxy.

Your Internet vote authorizes the Named Proxies to vote your shares in the same manner as if you marked, signed, and returned your proxy card.

To request paper copies of the proxy materials, which include the proxy card, proxy statement, and annual report, please contact us via:

Internet – Access the Internet and go to www.investorelections.com/cab. Follow the instructions to log in and order copies.

Telephone – Call us free of charge at 866-870-3684 in the U.S. or Canada, using a touch-tone phone, and follow the instructions to log in and order copies.

Email – Send us an email at paper@investorelections.com with “CAB Materials Request” in the subject line. The email must include:

  The 11-digit control # located in the box in the upper right hand corner on the front of this notice.
  Your preference to receive printed materials via mail -or- to receive an email with links to the electronic materials.
  If you choose email delivery you must include the email address.
  If you would like this election to apply to delivery of material for all future meetings, write the word “Permanent” and include the last four digits of your Social Security Number or Tax Identification Number in the email.